    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998


                                                      REGISTRATION NO. 333-64485

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO


                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                DIRECTRIX, INC.

                 (Name of small business issuer in its charter)

         DELAWARE                       7819                  13-4015248
      (State or other            (Primary Standard         (I.R.S. Employer
      jurisdiction of                Industrial             Identification
     incorporation or           Classification Code             Number)
       organization)                  Number)


               536 BROADWAY, 10TH FLOOR, NEW YORK, NEW YORK 10012
         (Address and telephone number of principal executive offices)


                           --------------------------

                                J. ROGER FAHERTY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            536 BROADWAY, 10TH FLOOR
                            NEW YORK, NEW YORK 10012
                                 (212) 941-1434
           (Name, address and telephone number of agent for service)

                           --------------------------

                                   COPIES TO:

                            PETER S. KOLEVZON, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS                          2,074,785 SHARES
                                     DIRECTRIX, INC.
                                      COMMON STOCK
                               (PAR VALUE $.01 PER SHARE)                             [LOGO]


    This Prospectus is being furnished to the stockholders of Spice Entertainment Companies, Inc. ("Spice") in connection with the transfer (the "Share Transfer") by Spice to its stockholders of the capital stock of Directrix, Inc. (the "Company") as part of the consideration for the Merger, as defined below. Directrix, Inc. is a Delaware corporation formed by Spice that will own all of the assets of, and will be responsible for certain liabilities associated with, Spice's Operations Facility (as defined herein), an option to acquire Emerald Media, Inc., a provider of explicit adult programming, and certain rights to Spice's library of adult films. Pursuant to the Share Transfer, all of the issued and outstanding shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") will be transferred to holders of record of the Common Stock, par value $.01 per share, of Spice (the "Spice Common Stock"), the Convertible Preferred Stock Series 1997-A, par value $.01 per share, of Spice (the "Spice Preferred Stock," and together with the Spice Common Stock, the "Spice Capital Stock") and the outstanding stock options and warrants of Spice as of the Closing Date. The Closing Date shall be the date of consummation of the Merger (as defined below). Each holder of Spice Capital Stock will receive 0.125 of one share of Company Common Stock in partial exchange for each share of Spice Common Stock (and Spice Preferred Stock as if such Spice Preferred Stock had been converted into Spice Common Stock immediately prior to the Share Transfer) held on the Closing Date. Each holder of stock options or warrants of Spice will be entitled to receive
0.125 of one share of Company Common Stock for each share of Spice Common Stock for which a stock option or warrant was exercisable, upon payment of the exercise price for such stock option or warrant. Fractional shares of Company Common Stock will not be issued. Any fractional share of Company Common Stock will be rounded up to one whole share. See "The Contribution and the Share Transfer."

    There currently is no public market for the Company Common Stock. The Company expects that the Company Common Stock will be traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "DRTX."

    The Share Transfer is a condition to, and part of the consideration for, the merger of Spice and Playboy Enterprises, Inc. ("Playboy"). Pursuant to an Agreement and Plan of Merger dated as of May 29, 1998, as amended, on the Closing Date, (i) Spice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of New Playboy, Inc. ("New Playboy"), a Delaware corporation which will become the parent of Playboy, will be merged with and into Spice and Spice will become a wholly-owned subsidiary of New Playboy (the "Merger"); (ii) in the Merger, (a) each stockholder of Spice will receive, in exchange for each share of Spice Common Stock held by such stockholder, a fractional equity interest in New Playboy, $3.60 in cash, subject to increase, and 0.125 of one share of Company Common Stock or, in exchange for each share of Spice Preferred Stock held by such stockholder, the consideration that such stockholder would have received had such stockholder converted such shares of Spice Preferred Stock into shares of Spice Common Stock immediately prior to the Merger and (b) each holder of stock options or warrants of Spice shall be entitled to receive such merger consideration (less the exercise price of the stock option or warrant) for each share of Spice Common Stock for which a stock option or warrant is exercisable; (iii) prior to the consummation of the Merger, Spice and its subsidiaries will contribute (the "Contribution") certain assets to the Company, including all of the assets of, and certain liabilities relating to, its Operations Facility, its option to acquire an ownership interest in Emerald Media, Inc. and certain rights to Spice's library of adult films; and
(iv) in connection with the Merger, the Share Transfer will be consummated. See "The Contribution and the Share Transfer--The Merger." Following the Merger, the business of New Playboy will be comprised of the businesses currently conducted by Spice and Playboy, other than the portion of Spice's business to be contributed to the Company and the Spice Hot network which will be sold to Califa Entertainment Group, Inc. under the terms and conditions of a separate agreement. Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Spice Common Stock. If the Merger is not consummated, neither the Contribution nor the Share Transfer will be consummated. In connection with the Merger, New Playboy has filed a registration statement on Form S-4 which includes a Proxy Statement/Prospectus (the "Proxy Statement/ Prospectus") prepared by Spice, Playboy and New Playboy regarding the Merger and the transactions contemplated thereby. A copy of the Proxy Statement/Prospectus is being provided by Spice with this Prospectus. The information provided or incorporated by reference in such Proxy Statement/Prospectus is solely the responsibility of Spice, Playboy and New Playboy and the Company takes no responsibility therefor.

    IN REVIEWING THIS PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
                                      ANY
                          OFFER TO BUY ANY SECURITIES.


                The date of this Prospectus is December 1, 1998

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. STOCKHOLDERS SHOULD READ THIS PROSPECTUS IN ITS ENTIRETY. THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT/PROSPECTUS DELIVERED CONCURRENTLY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES HEREIN TO (I) SPICE AND THE COMPANY SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES AND (II) THE COMPANY PRIOR TO THE DATE OF THE SHARE TRANSFER SHALL REFER TO THE OPERATIONS FACILITY. PORTIONS OF THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "RISK FACTORS--FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

    Directrix, Inc. (the "Company") is a Delaware corporation formed by Spice that will own all the assets of, and will be responsible for certain liabilities associated with, Spice's master control and digital playback center (the "Operations Facility"), and will also own an option (the "Emerald Media Option") to acquire all of the assets or all of the capital stock of Emerald Media, Inc. and certain rights to Spice's library of adult films. The Company is a provider of television production and delivery and Internet hosting services. If the Company exercises the Emerald Media Option, the Company will also be a provider of explicit adult television entertainment. See "Risk Factors--Risks Associated with Exercise of the Emerald Media Option." The Company currently has no intent to exercise the Emerald Media Option.

    The Company is a provider of technical and creative services for television and Internet programming. The Company provides services which integrate and apply a variety of systems and processes to enhance the creation and distribution of such content through various channels, including cable, fiber, satellite delivery and file server systems and the Internet. The Company edits and assembles television and Internet programming into various formats, creates interstitial and promotional graphics, animation and other material to support the brand identity of such programming, provides automated systems to originate such programming via its state-of-the-art playback facilities and also provides library storage and media archival and duplication services.

    Emerald Media, Inc. ("EMI") owns and operates four of the leading C-Band explicit adult programming television networks and an explicit adult content Internet site. The Company provides post-production, playback, transponder and Internet hosting services for EMI.

    The Company was formed on July 20, 1998 in contemplation of the Contribution, the Share Transfer and the Merger. The Company is operated under the direction of J. Roger Faherty, Chairman of the Board and Chief Executive Officer, Donald McDonald, President, and Richard Kirby, Executive Vice President. Mr. Faherty has been Chairman of the Board, Chief Executive Officer and President of Spice; Mr. McDonald has been President of Spice Direct, Inc., a subsidiary of Spice; and Mr. Kirby has been Senior Vice President, Network Operations, and Chief Technology Officer of Spice. See "Management." Messrs. Faherty, McDonald and Kirby have a combined 36 years experience in the programming industry.

BUSINESS STRATEGY

    The key elements of the Company's business strategy are to:

        (i) expand delivery of individual television production and delivery services to other television networks. After the Merger, the Company will provide playback services to EMI, Playboy Entertainment Group, Inc. ("PEGI") and Califa Entertainment Group, Inc. ("Califa"). In addition, the Company will provide transponder services to EMI and Black Entertainment Television, Inc. The Company will rely on the business contacts and experience of Messrs. Faherty, McDonald and Kirby to attempt to attract additional customers and market the Company's services.

        (ii) leverage its strengths and capabilities in playback services and its available transponder capacity to develop a market for television production and delivery services. As a result of its experience in providing playback, production and transponder services for Spice and EMI, the Company can deliver programming via cable, satellite, fiber optics, regionally deployed video file servers and the Internet. By offering a comprehensive range of creative, technical and transmission services ("network-in-a-box services"), the Company intends to become a "one-stop-shop" for the creation and distribution of television networks.

        (iii) leverage its experience in developing Spice's and EMI's Internet sites into providing web hosting and Internet broadcasting services to other Internet sites. The Company currently can host a website that averages access by 650,000 subscribers daily and provide web authoring, web-based database publishing, creation of graphics and animation. In addition, the Company can simultaneously "web-cast" programming on a pay-per-view or monthly subscription basis by way of its hybrid digital/ analog switching center. The Company will rely on the business contacts and experience of Messrs. Faherty, McDonald and Kirby to attempt to attract customers and market the Company's Internet services.

        (iv) invest in or acquire additional businesses in which management of the Company has experience or can add value. The Company has not identified a specific industry or business on which it initially intends to focus and has no present plans, proposals, arrangements or understandings with respect to the acquisition of, or investment in, any specific business. Any such investment or acquisition by the Company would present certain risks to stockholders. See "Risk Factors--Risks Related to Investment and Acquisition Strategy." In connection with this strategy and with the intent to maximize the value of the Company to stockholders, the Company may deem it necessary or in its best interests to sell some or all of its assets or the assets relating to EMI. The Company currently has no intent to divest any portion of its business. The Company is prohibited by the Playboy Non-Competition Agreement (as defined herein) from entering into certain areas of adult entertainment and will not be able to invest in or acquire businesses which operate in such areas of the adult entertainment industry. See "Arrangements After the Merger--Relationship with New Playboy-- Terms of the Playboy Non-Competition Agreement."

        (v) assess whether to exercise the Emerald Media Option, including analyzing the ability to increase subscriptions to its adult programming networks.

    The Company's principal corporate headquarters are located at 536 Broadway, 10th Floor, New York, New York 10036. The Company's telephone number currently is (212) 941-1434; after the Share Transfer and the Merger, the telephone number will be (212) 941-7750.

                    THE CONTRIBUTION AND THE SHARE TRANSFER


The Share Transfer...........  Shares of common stock, par value $.01 per share, of the
                               Company (the "Company Common Stock") will, subject to
                               certain conditions, be transferred (the "Share Transfer") to the stockholders of record of Spice Entertainment Companies,
                               Inc. ("Spice") on the date of consummation of the Merger
                               (the "Closing Date") in partial exchange for their shares of
                               Spice Common Stock and Spice Preferred Stock. The Share
                               Transfer is a condition to, and part of the consideration
                               for, the merger of Spice and Playboy Enterprises, Inc.
                               ("Playboy") pursuant to the terms of the Agreement and Plan of Merger dated as of May 29, 1998, as amended (the "Merger
                               Agreement"), among Spice, Playboy, New Playboy, Inc. ("New

                                       3

                               Playboy"), Playboy Acquisition Corp. and Spice Acquisition
                               Corp. Pursuant to the terms of the Merger Agreement, on the
                               Closing Date (i) Spice Acquisition Corp., a Delaware
                               corporation and a wholly-owned subsidiary of New Playboy,
                               will be merged with and into Spice and Spice will become a wholly-owned subsidiary of New Playboy (the "Merger"); (ii)
                               in the Merger, (a) each stockholder of Spice will receive, in exchange for each share of Spice Common Stock held by
                               such stockholder, a fractional equity interest in New
                               Playboy, $3.60 in cash, subject to increase, and a number of shares of Company Common Stock in accordance with the
                               Exchange Ratio (as defined below) or, in exchange for each share of Spice Preferred Stock held by such stockholder, the consideration such stockholder would have received had such stockholder converted such shares of Spice Preferred Stock into shares of Spice Common Stock immediately prior to the
                               Merger and (b) each holder of stock options or warrants of
                               Spice shall be entitled to receive such merger consider-
                               ation (less the exercise price of the stock option or
                               warrant) for each share of Spice Common Stock for which a
                               stock option or warrant is exercisable; (iii) prior to the consummation of the Merger, Spice will contribute to the
                               Company (the "Contribution") all of the assets of, and
                               certain liabilities relating to, its Operations Facility,
                               the Emerald Media Option and certain rights to Spice's
                               library of adult films; and (iv) in connection with the
                               Merger, the Share Transfer will be consummated. See "The
                               Contribution and the Share Transfer--The Merger" and the
                               Proxy Statement/Prospectus. Following the Merger, the busi-
                               ness of New Playboy will be comprised of the businesses
                               currently conducted by Spice and Playboy, other than the
                               portion of Spice's business to be contributed to the Company and the Spice Hot network which will be sold to Califa.

Reasons for the Contribution
and the Share Transfer.......  Because New Playboy wants to acquire only certain assets of
                               Spice, Spice intends to transfer the assets described above to its stockholders, by means of the Contribution and the
                               Share Transfer, in connection with the Merger. Consummation of the Merger is subject to various conditions, including
                               the approval and adoption of the Merger Agreement and the
                               Merger by the holders of a majority of the outstanding
                               shares of Spice Common Stock. If the Merger is not
                               consummated, the Contribution and Share Transfer will not be consummated. See "The Contribution and the Share Transfer."

Shares to be Transferred.....  Based on the number of shares of Spice Common Stock and
                               Spice Preferred Stock and the number of stock options and
                               warrants of Spice outstanding on October 31, 1998 and the
                               Exchange Ratio set forth below, approximately 2,075,000
                               shares of Company Common Stock will be transferred to
                               stockholders of Spice in the Share Transfer.

Exchange Ratio...............  Each holder of shares of Spice Common Stock will be entitled to receive 0.125 of one share of Company Common Stock in
                               partial exchange for each share of Spice Common Stock held on the Record Date. Each holder of shares of Spice Preferred
                               Stock will be entitled to receive the number of shares of
                               Company Common Stock that such

                               holder would have been entitled to receive had such holder converted such shares of Spice Preferred Stock into shares of Spice Common Stock immediately prior to the Share
                               Transfer. Each holder of stock options or warrants of Spice will be entitled to receive 0.125 of one share of Company
                               Common Stock for each share of Spice Common Stock for which a stock option or warrant was exercisable, upon payment of the exercise price for such stock option or warrant.

Fractional Shares............  No fractional shares of Company Common Stock will be issued pursuant to the Share Transfer. Any fractional share of
                               Company Common Stock will be rounded up to one whole share.

Closing Date.................  The date of consummation of the Merger.

Distribution Date............  Certificates representing the Company Common Stock will be distributed with the Playboy Consideration (as defined
                               herein) upon surrender of certificates representing Spice
                               Capital Stock. See "The Contribution and the Share
                               Transfer--The Merger." Holders of stock options or warrants will receive their shares of Company Common Stock upon
                               exercise of such stock options or warrants.

Exchange Agent...............  Harris Trust and Savings Bank

Tax Consequences.............  For U.S. federal income tax purposes, the Share Transfer should be treated as a taxable transaction to Spice and its stockholders. See "The Contribution and the Share
                               Transfer--U.S. Federal Income Tax Consequences of the Share
                               Transfer."

The Contribution.............  On or prior to the date of the Share Transfer, Spice and the
                               Company will enter into an agreement (the "Transfer and
                               Redemption Agreement") pursuant to which, among other
                               things, (i) Spice will transfer all of the assets of its
                               Operations Facility, the Emerald Media Option and certain
                               rights to Spice's library of adult films to the Company,
                               (ii) certain liabilities will be allocated between Spice and the Company, and (iii) Spice and the Company will indemnify each other for liabilities allocated pursuant to the
                               Transfer and Redemption Agreement.

                               Spice and the Company will also enter into a series of
                               agreements (the "Explicit Rights Agreements") pursuant to
                               which the Company will receive a portion of Spice's rights to, and assume a portion of Spice's obligations under,
                               certain of its adult motion picture license agreements,
                               subject to the consent of the applicable licensors. The Com-
                               pany will be granted the right to broadcast via C-Band
                               satellite transmission in certain defined territories and
                               via the Internet the explicit version of the adult films
                               which Spice currently licenses. Spice Productions, Inc., a wholly owned subsidiary of Spice ("Spice Productions"), and the Company will enter into a similar agreement (the "Owned
                               Rights Agreement") with respect to the adult motion pic-
                               tures owned by Spice Productions. See "The Contribution and the Share Transfer" and "Business."

Arrangements after
the Merger...................  Playboy Entertainment Group, Inc., a wholly owned subsidiary of New Playboy ("PEGI"), and the Company will enter into an agreement

                               (the "Playboy Mandatory Services Agreement") pursuant to
                               which the Company will provide complete transmission service for at least two of New Playboy's networks. In addition, New
                               Playboy and the Company will enter into an agreement (the
                               "Playboy Non-Competition Agreement") pursuant to which New
                               Playboy will agree not to engage in the business of
                               providing explicit adult programming via C-Band satellite
                               and the Company will agree not to engage in the Playboy
                               Business (as defined in "Arrangements after the
                               Merger--Relationship with New Playboy--Terms of the
                               Non-Competition Agreement"), except that the Company may
                               provide explicit adult programming via C-Band satellite in certain defined territories and via the Internet, may engage in the Playback and Uplink Business (as defined in
                               "Arrangements after the Merger--Relationship with New
                               Playboy-- Terms of the Non-Competition Agreement"), and may
                               engage in certain other activities. See "Arrangements after the Merger--Relationship with New Playboy" and "Business."

                               Califa and the Company will enter into a non-competition
                               agreement for the benefit of the Company similar to the
                               Playboy Non-Competition Agreement and a services agreement for one network similar to the Playboy Mandatory Services
                               Agreement. See "Arrangements after the Merger--Relationship with Califa."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE MATERIAL RISKS AND UNCERTAINTIES. SEE "--FORWARD-LOOKING STATEMENTS." THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    The Company was formed on July 20, 1998 in contemplation of the Contribution, the Share Transfer and the Merger. The Company's future performance will depend on its ability to function as a stand-alone entity and to finance and expand its operations. There is no assurance that the Company's intended activities will be successful or result in significant revenue or generate profits for the Company. The Company faces all risks which are associated with any new business, such as under-capitalization, cash flow problems and personnel, financial and resource limitations. The likelihood of the success of the Company must be considered in light of the expenses, complications and delays frequently encountered in connection with the formation of a new business. The Company has limited resources and assets. See "Business," "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY; UNCERTAINTY OF FUTURE PROFITABILITY

    The Operations Facility was operated by Spice as a separate internal department and a substantial portion of its revenues were derived from Spice. The Company's principal customers immediately after the Merger will be EMI, PEGI and Califa. See "--Reliance on Limited Number of Customers." There can be no assurance that the Company will be able to generate sufficient revenue to achieve profitability in the future. See "--History of Net Operating Losses." The Company's ability to achieve and maintain profitability depends on its ability to retain its existing customers and to attract and maintain new customers for its services. There can be no assurance that it will be able to do so. The Company currently intends to rely on the business contacts and experience of its management to develop new business. There can be no assurance that management will be successful in developing new business. See "--Dependence on Senior Management and Other Key Employees."

HISTORY OF NET OPERATING LOSSES

    The Company incurred a net loss of $2,094,000 in the nine months ended September 30, 1998 and a net loss of $859,000 in the year ended December 31, 1997. As of September 30, 1998, the Company had an accumulated deficit of $7,629,000. See "--Limited Operating History; Uncertainty of Future Profitability," and the Company's financial statements included elsewhere in this Prospectus.

LIMITED FINANCIAL RESOURCES; CAPITAL NEEDS

    The Company's capital requirements will depend on many factors, including the cost of operations and marketing activities, its ability to market its services successfully, the length of time required to collect accounts receivable and competing technological and market developments. Changes in the Company's business or business plan could materially increase the Company's capital requirements. There can be no assurance that the Company will perform according to its business plan. Three directors have committed to provide a revolving line of credit of $1.5 million to the Company. See "Certain Transactions." The Company has no other capital resources or working capital. There can be no assurance that this financing will be sufficient to meet the Company's operating needs. If the Company requires additional funds and cannot obtain such financing, it may be required to cease its operations.

CONTRACTUAL LIMITATIONS ON MARKETS AND EXPANSION

    Pursuant to the Playboy Non-Competition Agreement, the Company cannot provide its playback services for certain types of programming unless certain conditions are satisfied. The Company cannot provide playback and uplink services for any adult programming unless the arrangements with the cable program service providing such adult programming were negotiated on an arm's length basis, provide for the payment for such services in cash and provide for service rates no more favorable than the payment terms offered by the Company to Playboy for similiar services; provided that the Company cannot provide playback and uplink services for any adult programming other than (a) via satellite delivery or (b) if the adult programming is for Playboy or Califa, via file servers. In addition, the Playboy Non-Competition Agreement prohibits the Company from entering into certain areas of the adult entertainment industry. See "--Risks Associated with Exercise of Emerald Media Option--Contractual Limitation on Markets and Expansion" and "Arrangements After the Merger--Relationship with New Playboy--Terms of the Playboy Non-Competition Agreement." The restrictions contained in the Playboy Non-Competition Agreement could prevent the Company from expanding its business, revenues and customers and could have a material and adverse effect on the results of operations and financial condition of the Company. See "Arrangements After the Merger--Relationship with New Playboy."

RELIANCE ON LIMITED NUMBER OF CUSTOMERS

    The Company will provide post-production, facilities, playback and transponder services for the four EMI networks, Eurotica, XXXcite, The X! Channel and Rogue TV. Historically, EMI has operated at a loss; there can be no assurance that EMI will be able to pay for the services provided by the Company. See "--Risks Associated with Exercise of the Emerald Media Option--Limited Operating History; Uncertainty of Future Profitability." Based on discussions with EMI's management, the Company believes that certain operating improvements implemented by EMI in the first nine months of 1998 will provide EMI with sufficient liquidity and capital resources to meet EMI's anticipated cash obligations to the Company; however, there can be no assurance that this will be the case. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." The total balance due to the Company from EMI at September 30, 1998 was appproximately $3.4 million; the Company has reserved $2.7 million against this receivable. To the extent the Company cannot obtain payment from EMI, the results of operations and financial condition of the Company could be materially and adversely affected.

    In connection with the Contribution, the Share Transfer and the Merger, the Company and PEGI will enter into the Playboy Mandatory Services Agreement and may negotiate an agreement for additional services. If PEGI elects to engage a third party to provide additional services, including (i) traffic, library and quality control services, (ii) satellite security, (iii) network integration and scheduling, (iv) creative services, (v) duplication, editing and encoding or
(vi) all services relating to the distribution of the Spice networks (other than the Spice Hot network) or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, PEGI shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party. PEGI and the Company are currently in negotiation for the provision of closed captioning services but have not yet reached definitive agreement. In addition, the Company and Califa will enter into the Califa Mandatory Services Agreement (as defined herein) and may negotiate an agreement for additional services. If Califa elects to engage a third party to provide additional services, including (i) traffic, library and quality control services, (ii) satellite security, (iii) network integration and scheduling, (iv) creative services, (v) duplication, editing and encoding or (vi) all services relating to the distribution of the Spice Hot network or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, Califa shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party. Califa and the Company are currently in negotiation for the provision of closed captioning services but have not yet reached definitive agreement. Pursuant to the Playboy

Mandatory Services Agreement, the Company will provide playback, uplink and compressed transponder services for a minimum of two of New Playboy's networks. Pursuant to the Califa Mandatory Services Agreement, the Company will provide playback, uplink and compressed transponder services for one network. If PEGI or Califa terminates or fails to renew such services agreements, the results of operations and financial condition of the Company could be materially and adversely affected. If PEGI and the Company, or Califa and the Company, fail to enter into an agreement for additional services on terms satisfactory to the Company, the results of operations and financial condition of the Company could be adversely affected. See "Arrangements After the Merger--Relationship with New Playboy" and "Arrangements After the Merger--Relationship with Califa."

DEPENDENCE ON TECHNOLOGY

    The Company is dependent upon the successful operation and maintenance of its own technological infrastructure, including its Operations Facility, as well as technological operations provided by third parties, such as terrestrial connectivity to the uplink facility, uplink services and the transponder services. While the Company has not experienced any material disruption of these operations in the past, its business and operations could be adversely affected by the extended failure of any of these operations.

RISK OF TECHNOLOGICAL OBSOLESCENCE

    Technology in the entertainment and programming industry is continuously changing as new technologies and developments continue to be introduced. There can be no assurance that future technological advances will not result in improved equipment or software systems that could adversely affect the Company's competitive position. In order to remain competitive, the Company must maintain the programming enhancements, engineering and technical capability and flexibility to respond to customer demands for new or improved versions of its systems and new technological developments. There can be no assurance that the Company will have the financial or technological resources to be able to do so.

PROVISION OF SERVICES FOR ADULT PROGRAMMING

    The Company will provide playback and uplink services to EMI, Califa and PEGI, providers of adult programming. In addition, the Company will license its rights to Spice's library of adult films to EMI. Many people may regard the adult entertainment business as unwholesome, and the Company's involvement with such businesses may negatively taint the Company and the Company's attempts to enter into new businesses. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the Company's public market, finance or other activities due to the nature of any of its businesses or the business of its customers. Such refusal may negatively impact the value of the securities of the Company, and the Company's opportunities to attract market support.

RISKS RELATED TO INVESTMENT AND ACQUISITION STRATEGY

    One of the Company's strategies is to invest in or acquire other businesses in which management of the Company has experience or can add value. The Company has not identified a specific industry or business on which it initially intends to focus and has no present plans, proposals, arrangements or understandings with respect to the acquisition of, or investment in, any specific business. There can be no assurance that the Company can expand into other businesses. The Company may not be successful in identifying, attracting or acquiring desirable acquisition or investment candidates. Even if the Company is successful in identifying and acquiring another business, there can be no assurance that the Company will successfully integrate such candidates into the Company or will realize profits from any acquisition or investment. The Company is prohibited by the Playboy Non-Competition Agreement from entering into certain areas of adult entertainment and will not be able to invest in or acquire businesses which operate in such areas of the adult entertainment industry. See "--Contractual Limitations on Markets and Expansion" and "Arrangements After the Merger--Relationship with New Playboy--Terms of the Playboy Non-Competition Agreement."

    The Company may acquire a business through acquisition, merger, consolidation or reorganization. Such transaction could result in the incurrence by the Company of substantial indebtedness which could materially and adversely change the capital structure and the financial condition of the Company. Any acquisition, merger, consolidation or reorganization could also involve the issuance of additional securities of the Company, which would result in immediate, and possibly substantial, dilution to the Company's then current stockholders.

    The failure to complete acquisitions or investments or to operate the acquired companies profitably could materially and adversely affect the Company.

TAX MATTERS

    Although not free from doubt, the Share Transfer is intended to qualify as a partial redemption of Spice Capital Stock and holders of Spice Capital Stock on the Record Date receiving Company Common Stock should generally recognize capital gain or loss equal to the difference between the fair market value of the Company Common Stock received and the tax basis in the portion of the shares of Spice Capital Stock redeemed thereby. It is possible that the Internal Revenue Service could treat the Share Transfer as a dividend which would be taxable to the holders of Spice Capital Stock at ordinary income tax rates to the extent of Spice's current or accumulated earnings and profits. None of Spice, New Playboy, Playboy or the Company will be obligated to indemnify Spice stockholders for any such tax. See "The Contribution and the Share Transfer--U.S. Federal Income Tax Consequences of the Share Transfer."

DEPENDENCE ON SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES

    The Company's success depends to a significant extent upon its senior management and certain other key employees of the Company. The Company has entered into employment agreements with J. Roger Faherty, Donald J. McDonald, Richard Kirby and John Sharpe. The employment agreements with Messrs. McDonald and Kirby terminate on December 31, 2001. The employment agreement with Mr. Sharpe terminates on December 31, 2000. The employment agreement with Mr. Faherty has a six-year term; in each year that such agreement is not terminated, the term is extended for five years from such anniversary date. However, notwithstanding such agreements, the loss of the service of any of these individuals, other members of senior management or other key employees could have a material adverse effect on the Company. Also, there can be no assurance that this management team will be successful in managing the operations of the Company or be able to effectively implement the Company's business strategy. Furthermore, the Company believes that its future success will depend to a significant extent upon its ability to attract, train and retain highly skilled technical and management personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. There can be no assurance that the Company will be successful in attracting or retaining such personnel; the failure to attract or retain such personnel could have a material adverse effect on the Company's results of operations and financial condition. See "Management."

YEAR 2000 COMPLIANCE

    The Company is implementing a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and expects its Year 2000 date conversion program to be completed on a timely basis. The Company does not believe that the cost of implementing its Year 2000 program will have a material effect on the Company's financial condition or results of operations. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's results of operations and financial condition. In addition, the revenue stream and financial ability of existing suppliers, service providers or customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

    The Company has investigated Year 2000 compatibility with its major customers and service providers. Logix Development Corp., which operates the call center for EMI's networks, has analyzed its software and believes that its systems are Year 2000 compliant. Playboy is addressing its Year 2000 issues through a combination of modifications to existing programs and conversions to Year 2000 compliant software. See "Risk Factors--Year 2000" in the Proxy Statement/Prospectus. The Company has not been able to adequately assess Califa's compliance with Year 2000 issues because Califa has only recently been organized and is in the process of establishing its computer systems and applications; however, the Company intends to work with Califa to address any Year 2000 issues that may arise.

    Except as described above, the Company has not developed a contingency plan for the reasonably likely worst case scenario concerning the Year 2000. If a Year 2000 problem were to occur that the Company could not successfully resolve, it could have a material adverse effect on the results of operations and financial condition of the Company.

NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Share Transfer, there has been no public market for the Company Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. Until an orderly market in Company Common Stock develops, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of Company Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for the Company Common Stock; (ii) developments affecting the Company's business generally; (iii) the Company's dividend policy; (iv) investor perception of the Company's business and the adult programming industry generally; and (v) general economic and market conditions.

    The Company expects that the Company Common Stock will be traded on the OTC Bulletin Board. Risks associated with trading on the OTC Bulletin Board include limited release of market prices of the Company Common Stock and limited news coverage of the Company. Unless and until there is a more established trading market for the Company Common Stock, holders of Company Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company Common Stock.

    In addition to these risks, stocks which have very low prices are subject to the risks of additional federal and state regulatory requirements. Brokers or dealers who sell "penny stocks" are subject to additional sales practice requirements, including delivery of a disclosure schedule regarding the penny stock market, making a suitability determination with respect to the purchaser, receipt from the purchaser of written consent to the transaction and disclosure of commissions payable to the broker or dealer and the registered representative. A penny stock is defined as any equity security with a market price of less than $5 per share, subject to certain exceptions. Penny stocks do not include, among other exceptions, (i) securities of a company with net tangible assets in excess of $5 million, if the company has been in continuous operation for less than three years, or $2 million, if the company has been in continuous operation for at least three years, or (ii) securities of a company with average annual revenues of $6 million for the last three years. If the Company Common Stock were to be deemed a penny stock, the additional regulatory requirements could severely limit the liquidity of the Company Common Stock and the ability of investors to sell Company Common Stock in the secondary market.

RISKS ASSOCIATED WITH EXERCISE OF THE EMERALD MEDIA OPTION

    The Company currently has no intent to exercise the Emerald Media Option. If, however, the Company were to exercise such option, the following are certain material risks associated with EMI.

    LIMITED OPERATING HISTORY; UNCERTAINTY OF FUTURE PROFITABILITY

    EMI has a limited operating history and is in the early stage of marketing its channels. As of September 30, 1998, EMI had incurred cumulative net losses of approximately $6,100,000. The losses resulted principally from the deferral, for accounting purposes, of the unearned portion of subscription revenues and expenses of operations while building a subscriber base during the initial phases of EMI's operations.

    EMI's ability to achieve and maintain profitability depends in part on its ability to successfully market and sell its services. There can be no assurance when, or if, any of EMI's current or future services will be commercially successful.

    LOSS OF MARKET SHARE TO DIRECT BROADCAST SATELLITE

    In the past several years, the market for C-Band systems has been contracting, primarily as a result of the introduction and rapid proliferation of DBS systems, such as DirecTV, Dish Network and PrimeStar. The Company believes that the number of C-band system owners decreased 3.7% in 1996 and 7.2% in 1997. All of EMI's revenues are generated in the C-band market. Consequently, it will be difficult to develop additional sales revenue growth from this business, and the growth of DBS systems may reduce future sales revenue from the C-Band market, which could have a material adverse effect on the results of operations and financial condition of EMI.

    NEED TO DEVELOP INTERNET BUSINESS

    EMI is beginning to provide its programming via the Internet. Currently, EMI receives no revenues from its Internet services. There can be no assurance that EMI will develop a subscriber Internet site and that, if implemented, such Internet site will be profitable. If EMI cannot develop a subscriber Internet site, the results of operations and financial condition of EMI could be materially and adversely affected. If the C-Band market continues to decline and Internet services are not expanded, EMI could be required to cease its operations.

    CONTRACTUAL LIMITATIONS ON MARKETS AND EXPANSION

    Pursuant to the Playboy Non-Competition Agreement, the Company is limited to providing explicit adult programming via C-Band "big dish" satellite in certain defined territories or via the Internet. The Company is prohibited from expanding the current EMI programming base into cable television or the Ku-Band (small dish) direct broadcast satellite ("DBS") system. Although the Company would not be prohibited from expanding the current EMI programming base into the Internet, there can be no assurance that the Company would be successful in such expansion. The restrictions contained in the Playboy Non-Competition Agreement could prevent the Company from expanding its business, revenues and customers and could have a material and adverse effect on the results of operations and financial condition of the Company. If the Company were to exercise the Emerald Media Option, EMI would be subject to the restrictions in the Playboy Non-Competition Agreement. Such restrictions could prevent EMI from expanding its business, revenues and customers and could have a material and adverse effect on the results of operations and financial condition of EMI. See "Arrangements After the Merger-- Relationship with New Playboy."

    COMPETITION

    There is currently no explicit adult programming in the cable television or the Ku-Band markets. EMI's principal competitor recently attempted to provide explicit adult programming to the Ku-Band market, but was not successful. The Extasy network, an explicit adult television network distributed by New Frontier Media, Inc. ("New Frontier"), was launched on EchoStar, a DBS system, in August, 1998, but carriage of the network was discontinued soon thereafter. To the extent New Frontier or a new competitor can succeed in providing explicit adult programming via Ku-Band satellite or cable television, the C-Band market could erode, which would have a material adverse effect on EMI.

    PROVISION OF SEXUALLY EXPLICIT CONTENT

    If the Company were to exercise the Emerald Media Option, it would engage in the business of providing sexually explicit programming to adult television subscribers in the C-Band market and via the Internet. Many people may regard EMI's business as unwholesome. The nature of EMI may negatively taint the Company and the Company's attempts to enter into new businesses. Certain investors, investment banking entities, market makers, lenders, and others in the investment community may refuse to participate in the Company's public market, finance or other activities due to the nature of EMI's business. Such refusal may negatively impact the value of the Company's stock, and its opportunities to attract market support.

    Various advocacy groups may file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns against companies whose businesses involve adult entertainment. The Company may be subjected to such adverse publicity and litigation. The Company may incur substantial costs defending itself against such actions, which may negatively impact the Company's financial condition and results of operations. Negative publicity, boycotts and litigation could also discourage institutional and other investors from investing in the Company, to the detriment of the Company's stockholders. Because of this risk, the Company may not be able to attract as large a base of investors as a similarly situated company in a business not involving "adult entertainment."

    SATELLITE SERVICES AGREEMENTS; REFUSAL OF SERVICE OR TERMINATION OF
     AGREEMENTS

    EMI currently provides some of its adult satellite programming to subscribers via a subleasing arrangement with Logix Development Corporation, which leases one transponder from each of Network Teleports, Inc. and B&P The SpaceConnection, Inc. The transponder lease with B&P The SpaceConnection, Inc. expires November 30, 1998 and will not be replaced.

    These transponder agreements contain provisions that allow the service providers to refuse to provide the service (defined as service on pre-emptible transponders on Telstar 402R) or terminate the agreements under certain circumstances, including (i) if the programming being transmitted by EMI does not, in the service provider's sole judgment, adhere to generally accepted community broadcast standards in the United States, including the encryption of "sexually explicit conduct" or (ii) if EMI is indicted or is otherwise charged as a defendant in a criminal proceeding, or is convicted under any obscenity law, or has been found by any governmental authority to have violated such law. EMI has operated its adult networks under these terms since its inception without disruption or refusal of service; nonetheless, EMI will be subject to arbitrary refusal of service by the service providers if a service provider determines that the content being transmitted by EMI is harmful to the service provider's name or business. Any such service disruption would have a material adverse effect on the results of operations and financial condition of EMI.

    GOVERNMENT REGULATION

    If the Company were to exercise the Emerald Media Option, it could become a leading provider of explicit adult programming via direct-to-home C-Band satellite. Federal and state governments, along with various advocacy groups, consistently propose and support legislation aimed at restricting the provision of, access to, and content of adult entertainment. The Company could be subjected to such adverse legislation.

    Recently, federal and state government officials have targeted "sin industries," such as tobacco, alcohol and adult entertainment for special tax treatment and legislation. In 1996, Congress passed the Communications Decency Act (the "CDA"), a subsection of the Telecommunications Act of 1996. Recently, the U.S. Supreme Court, in ACLU V. RENO, held certain substantive provisions of the CDA unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning such provisions of the CDA. The adult entertainment industry may continue to be a target for legislation. In the event the Company must defend itself and/or join with other companies in the adult programming business to defend against such legislation, the Company may incur significant expenses that could have a material adverse effect on the Company's results of operations and financial condition.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Pursuant to the Company's By-Laws, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President of the Company or upon the written request of a majority of the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, at a price and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Company Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intent to issue any shares of preferred stock. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. The foregoing provisions, and other provisions of the Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Securities--Delaware Law and Certain Provisions of the Company's Certificate of Incorporation and By-Laws." The employment agreements between the Company and each of J. Roger Faherty, Donald
J. McDonald, Richard Kirby and John Sharpe provide that each executive will be entitled to a severance payment if the Company terminates his employment within 18 months following a change in control of the Company. These provisions could have the effect of preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

    Immediately following the Separation Date, approximately 2,075,000 shares of Company Common Stock will be freely tradeable, except for shares received by any persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. See "The Contribution and the Share Transfer--Restrictions on Transfer." The sale of substantial amounts of

Company Common Stock could have an adverse effect on the price of the Company Common Stock prevailing from time to time.

FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed in this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and as such involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include those preceded by, followed by or that include, the words "believes," "expects," "anticipates" or similar expressions. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, in this "Risk Factors" section. All written forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

                    THE CONTRIBUTION AND THE SHARE TRANSFER

    This section of the Prospectus describes the material terms of the proposed Contribution and Share Transfer. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Transfer and Redemption Agreement or the applicable related agreement, as the case may be. Copies of the Transfer and Redemption Agreement and the related agreements have been filed as exhibits to the Registration Statement. All Spice stockholders are urged to read the Transfer and Redemption Agreement and the related agreements in their entirety.

BACKGROUND OF AND REASONS FOR THE CONTRIBUTION AND THE SHARE TRANSFER

    Because Playboy wants to acquire only certain assets of Spice, Spice intends to transfer certain of its assets to its stockholders, by means of the Contribution and the Share Transfer, as part of the consideration for the Merger. Playboy already has access to playback and uplink facilities and Playboy is not, and chooses not to be, in the business of producing or distributing the explicit versions of adult films. Playboy and Spice agreed that these assets would be transferred to a new subsidiary of Spice and that, upon consummation of the Merger, the capital stock of such subsidiary would be distributed to Spice's stockholders. As a result, the stockholders of Spice will continue after the Merger to hold a direct or indirect interest in all of Spice's current assets, other than those to be sold to Califa, as described under "--Related Transactions." The combination of the Contribution, the Share Transfer and the Merger will allow Spice's stockholders to receive consideration with a value in excess of the market price of Spice Common Stock prior to the announcement of the Merger. In addition, the Contribution and the Share Transfer will allow the Company to adopt strategies and pursue objectives that are more appropriate to its markets.

THE TRANSACTIONS

    Prior to consummation of the Merger, Spice and the Company will enter into the Transfer and Redemption Agreement, pursuant to which the following transactions will be effected:

        1. Spice will contribute certain assets, including the Operations Facility and the Emerald Media Option, to the Company in exchange for the Company Common Stock and the assumption by the Company of certain liabilities related to the contributed assets. The Company and Spice will also enter into the Explicit Rights Agreements and the Owned Rights Agreement, which will grant the Company certain rights to Spice's library of adult films. See "--Terms of the Transfer and Redemption Agreement."

        2. Spice will transfer the Company Common Stock to the Exchange Agent to be distributed to Spice stockholders, as described below, as part of the consideration for the Merger.

        3. In connection with the Contribution, the Share Transfer and the Merger, the Company and New Playboy will enter into the Playboy Non-Competition Agreement and the Company and PEGI will enter into the Playboy Mandatory Services Agreement. See "Arrangements After the Merger."

    Each holder of shares of Spice Common Stock of record as of the Closing Date will be entitled to receive 0.125 of one share of Company Common Stock in partial exchange for each share of Spice Common Stock held on the Closing Date. Each holder of shares of Spice Preferred Stock as of the Closing Date will be entitled to receive the number of shares of Company Common Stock that such holder would have been entitled to receive had such holder converted such shares of Spice Preferred Stock into shares of Spice Common Stock immediately prior to the Share Transfer. Each holder of stock options or warrants of Spice as of the Closing Date will be entitled to receive 0.125 of one share of Company Common Stock for each share of Spice Common Stock for which a stock option or warrant was exercisable upon payment of the applicable exercise price. No certificates or scrip representing fractional shares of Company Common Stock will be issued. Any fractional share of Company Common Stock will be rounded up to one whole share. The Company Common Stock to be received by the Spice stockholders in the Share Transfer will also constitute part of the Merger Consideration (as defined in "--The Merger"). Certificates representing the Company Common Stock will be distributed with the Playboy Consideration (as defined in "--The Merger") upon surrender of certificates representing Spice Common Stock or Spice Preferred Stock.

    After the Contribution and immediately prior to the Share Transfer, Spice will hold all the issued and outstanding shares of Company Common Stock. Based on the number of shares of Spice Capital Stock and the number of stock options and warrants of Spice outstanding on October 31, 1998 and on an Exchange Ratio of 0.125 of one share of Company Common Stock transferred in partial exchange for each share of Spice Common Stock (and Spice Preferred Stock as if such Spice Preferred Stock had been converted into Spice Common Stock immediately prior to the Share Transfer), approximately 2,075,000 shares of Company Common Stock will be transferred to stockholders of Spice in the Share Transfer. As a result of the Share Transfer, the stockholders of record of Spice on the Closing Date will own all of the outstanding capital stock of the Company and Spice will retain no ownership interest in the Company.

TERMS OF THE TRANSFER AND REDEMPTION AGREEMENT

    Pursuant to the terms of the Transfer and Redemption Agreement, immediately prior to the Share Transfer, Spice will contribute certain assets to the Company, including (a) all of the equipment and facilities relating to Spice's master control and digital playback center (the "Operations Facility"), (b) an option (the "Emerald Media Option") to acquire all of the assets or all of the stock of EMI, a provider of subscriber-based and pay-per-view explicit adult content premium programming via direct to home C-Band satellite and the Internet, and (c) certain rights to Spice's library of adult films to be granted to the Company under the Explicit Rights Agreements and the Owned Rights Agreement. The Company currently has no intent to exercise the Emerald Media Option.

    Pursuant to the Transfer and Redemption Agreement, Spice and the Company will divide up certain existing agreements of Spice. Spice's transponder services agreement will be replaced by separate agreements, one of which will provide for Spice to continue to lease one transponder and the other of which will provide for the Company to lease the remaining three transponders. Spice will assign to the Company an agreement to provide transponder services to Black Entertainment Television, Inc. ("BET"), and will make space available to the Company on its retained transponder without charge so that the Company can perform the obligations under such agreement. One of Spice's equipment leases will be replaced by separate agreements, one of which will provide for Spice to retain certain decoding equipment and the other of which will provide for the Company to lease an encoding system. The leases for Spice's corporate headquarters will be divided between Spice and the Company. The lease for the floor on which the Operations Facility is located will be assigned to the Company.

    In connection with the Contribution, the Company will issue to Spice the Company Common Stock and will assume the Assumed Liabilities, subject to the indemnification obligations of Spice described below. The "Assumed Liabilities" include (a) all of the liabilities relating to the Playback and Uplink Business, but only to the extent they arise after the Closing Date, (b) those liabilities and obligations arising out of the assets being contributed to the Company and
(c) all of the liabilities relating to EMI, the Explicit C-Band Business and the Explicit Internet Business. The Company will not assume any of EMI's liabilities unless and until it exercises the Emerald Media Option. Prior to the exercise of the Emerald Media Option, the Company will be responsible for any claims against Spice for liabilities relating to EMI. For definitions of "Playback and Uplink Business," "Explicit C-Band Business," and "Explicit Internet Business," see "Arrangements After the Merger--Relationship with New Playboy--Terms of the Playboy Non-Competition Agreement."

    After the Contribution, Spice will deliver the Company Common Stock to the Exchange Agent and will instruct the Exchange Agent to transfer the Company Common Stock to the stockholders in accordance with the Exchange Ratio, as described above, as part of the Merger Consideration. Upon consummation of the Share Transfer, any shares of Company Common Stock owned by Spice shall be canceled.

    Pursuant to the Transfer and Redemption Agreement, the Company will offer employment to certain employees of Spice. The Company intends to do so on substantially the same terms and conditions of their employment by Spice and intends to establish new employee benefit plans substantially similar to the benefit plans maintained by Spice prior to the Closing Date.

    In the Transfer and Redemption Agreement, the Company will make certain representations and warranties to Spice with respect to (a) its due organization and good standing, (b) its corporate power to execute the Transfer and Redemption Agreement, the Explicit Rights Agreements, the Owned Rights Agreement, the Playboy Non-Competition Agreement and the Playboy Mandatory Services Agreement (collectively, the "Transaction Agreements"), (c) the enforceability of the Transfer and Redemption Agreement and the related agreements to which it will be a party and (d) the noncontravention of agreements, laws and the Company's organizational documents.

    Conditions to the consummation of the Contribution and the Share Transfer include the execution and delivery of the Explicit Rights Agreements, the Owned Rights Agreement and the Mandatory Services Agreement, the execution of new transponder agreements and new equipment lease agreements, the assignment and amendment of Spice's office leases, the execution of the Califa Non-Competition Agreement and the Califa Mandatory Services Agreement, obtaining all necessary third party consents and waivers and other customary closing conditions. If the Merger Agreement is terminated and the Merger is not consummated, the Contribution and Share Transfer will not be consummated.

    Pursuant to the Transfer and Redemption Agreement, Spice and the Company will indemnify each other for losses, claims, damages, expenses or other liabilities or obligations (including, without limitation, interest, penalties and reasonable fees and expenses of attorneys, experts and consultants) (collectively, "Losses") arising from certain matters. The indemnification will also apply to the indemnified parties' respective directors, representatives, officers, employees, affiliates, subsidiaries and assigns.

    Specifically, Spice will agree to indemnify the Company for Losses arising from (a) any breach by Spice of any covenant or agreement in the Transfer and Redemption Agreement and the other Transaction Agreements to be performed by it after the Closing Date, (b) any liability not to be assumed by the Company and
(c) any misstatement of a material fact in the Proxy Statement/Prospectus, the registration statement that includes the Proxy Statement/Prospectus or the Registration Statement (as defined under "Additional Information") or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only in each case with respect to information provided by or on behalf of Playboy relating to Playboy and contained in or omitted from the Proxy Statement/Prospectus, the registration statement that includes the Proxy Statement/Prospectus or the Registration Statement. In addition, Spice will indemnify the Company for liability for taxes imposed on (x) Spice that the Company pays or otherwise satisfies and (y) the Company on or prior to the Closing Date, including any taxes arising as a result of the transactions contemplated by the Transfer and Redemption Agreement, the other Transaction Agreements and the Merger Agreement.

    The Company will agree to indemnify Spice for Losses arising from (a) any breach by the Company of any representation, warranty, certificate, covenant or agreement in the Transfer and Redemption Agreement, the other Transaction Agreements and any document delivered pursuant thereto, (b) any breach by Spice of any covenant or agreement in the Transfer and Redemption Agreement and the other Transaction Agreements to be performed by it prior to the Closing Date,
(c) any Assumed Liabilities, and (d) any misstatement of a material fact in the Proxy Statement/Prospectus, the registration statement that includes the Proxy Statement/Prospectus and the Registration Statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only in each case with respect to information provided by or on behalf of the Company or Spice relating to the Company and contained in or omitted from the Proxy Statement/Prospectus, the registration statement that includes the Proxy Statement/Prospectus and the Registration Statement. In addition, the Company will indemnify Spice for liability for all taxes of the Company for which Spice is not required to indemnify the Company.

TERMS OF THE EXPLICIT RIGHTS AGREEMENTS

    An Explicit Rights Agreement will be entered into as of the Closing Date by and between the Company and Spice with respect to each licensor which licenses adult films to Spice (the "Licensed Pictures") pursuant to license agreements (the "Licensed Agreements"), and which has consented, as necessary, to the transactions contemplated by such Explicit Rights Agreement. Pursuant to each Explicit Rights Agreement, Spice will assign to the Company all of its C-Band Defined Rights and Internet Defined Rights in and to the Licensed Pictures. The Company will grant Spice a non-exclusive royalty-free sublicense in and to the Internet Defined Rights in and to the Licensed Pictures. The Company will assume all of Spice's obligations and liabilities other than license fees relating to the C-Band Defined Rights and the Internet Defined Rights in and to the Licensed Pictures. Spice will remain responsible for the payment of license fees. The Company will not receive any rights in and to any adult films licensed to Spice's international subsidiary.

    For purposes of the Explicit Rights Agreements, the term "C-Band Defined Rights" means the right to transmit, and to sublicense and distribute for transmission, via C-Band satellite in certain defined territories the Explicit Version of a Licensed Picture and the Explicit Still Images with respect to such Explicit Version, including the right to edit, reproduce, advertise, promote and market such Explicit Version or Explicit Still Images, and to engage in such other incidental activities reasonably necessary to exploit such rights. The term "Internet Defined Rights" means the right to transmit, and to sublicense and distribute for transmission, worldwide via the Internet the Explicit Version of a Licensed Picture and the Explicit Still Images with respect to such Explicit Version, including the right to edit, reproduce, advertise, promote and market such Explicit Version or Explicit Still Images, and to engage in such other incidental activities reasonably necessary to exploit such rights. The term "Explicit Version" means the version of a Licensed Picture, the content of which would generally be considered in the adult industry to be that of "explicit" adult motion pictures and more explicit than the "hot cable" or "cable" version of such Licensed Picture, and which is otherwise substantially similar in content and degree of explicitness to the programming currently featured by EMI. The term "Explicit Still Images" means all of the still images included with or within the Explicit Version, the content of which would generally be considered in the adult industry to be that of "adult" still images and equally as explicit as, or more explicit than, "hot cable" still images, and which are otherwise substantially similar in content and degree of explicitness to the still images currently featured on the Internet sites maintained by EMI.

    Pursuant to each Explicit Rights Agreement, the Company will not be entitled to any rights in and to any motion pictures licensed to Spice pursuant to any renewals, extensions, amendments or other modifications of any License Agreement made after the Closing Date. However, prior to the execution of each Explicit Rights Agreement, Spice will solicit from each licensor a consent to such Explicit Rights Agreement, which consent will provide that in consideration of the license fee to be paid by Spice in connection with any renewal, extension, amendment or other modification of any License Agreement, the licensor will grant to the Company a royalty-free license of and to the C-Band Defined Rights and a royalty-free, non-exclusive license of and to the Internet Defined Rights in and to the motion pictures otherwise licensed to Spice under such renewal, extension, amendment or other modification of the License Agreement. In addition, Spice will agree that it will not acquire C-Band Defined Rights to any Explicit Programming or Explicit Still Images (as such terms are defined in the Playboy Non-Competition Agreement) and will not acquire an exclusive license to any Internet Defined Rights for seven years following the Closing Date.

TERMS OF THE OWNED RIGHTS AGREEMENT

    The Owned Rights Agreement will be entered into as of the Closing Date by and between the Company and Spice Productions. Pursuant to the Owned Rights Agreement, Spice Productions will assign to the Company all of its right, title and interest in and to the C-Band Defined Rights and the Internet Defined Rights in and to Spice Productions's existing library of owned adult films (the "Owned Pictures"). The Company will grant Spice Productions a non-exclusive royalty-free sublicense in and to the Internet Defined Rights in and to the Owned Pictures. The terms "C-Band Defined Rights," "Internet Defined Rights," "Explicit Version" and "Explicit Still Images" will have the same meanings as such terms have in the Explicit Rights Agreements except that such terms will refer to the Owned Pictures.

THE MERGER

    The Contribution and the Share Transfer will occur in connection with the Merger. If the Merger is not consummated, the Contribution and the Share Transfer will not be consummated.

    The Merger Agreement, the Merger and all transactions related thereto were approved by the Board of Directors of Spice on May 29, 1998. Spice, Playboy, New Playboy, Playboy Acquisition Corp. and Spice Acquisition Corp. entered into the Merger Agreement on May 29, 1998 and an amendment to the Merger Agreement on November 16, 1998. The Merger and the Merger Agreement are subject to approval and adoption by the stockholders of Spice at a special meeting of the stockholders. A copy of the Proxy Statement/Prospectus relating to such special meeting is being provided by Spice with this Prospectus.

    Pursuant to the Merger Agreement, as amended, and subject to its terms and conditions, Spice Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of New Playboy, will be merged with and into Spice and Spice will become a wholly-owned subsidiary of New Playboy. Upon the consummation of the Merger, each stockholder of Spice will receive, in exchange for each share of Spice Common Stock held by such stockholder, the Spice Consideration and the Playboy Consideration (together with the Spice Consideration, the "Merger Consideration"). The "Spice Consideration" will consist of 0.125 of one share of Company Common Stock, in accordance with the Share Transfer, in partial redemption of one share of Spice Common Stock. The "Playboy Consideration" will consist of (x) $3.60 in cash, subject to increase if the Average Closing Price of New Playboy Class B Common Stock is less than $13.00, and (y) 0.1371 of one share of Class B Common Stock, par value $.01 per share of New Playboy (the "New Playboy Class B Common Stock"), subject to adjustment if the Average Closing Price of New Playboy Class B Common Stock is either greater than $20.488 or less than $16.042. If the Average Closing Price of New Playboy Class B Common Stock is greater than $20.488, each share of Spice Common Stock will be converted into a floating number of shares of New Playboy Class B Common Stock equal to $2.81 per share of Spice Common Stock. If the Average Closing Price of New Playboy Class B Common Stock is less than $16.042, each share of Spice Common Stock will be converted into a floating number of shares of New Playboy Class B Common Stock equal to $2.20 per share of Spice Common Stock. If the Average Closing Price of New Playboy Class B Common Stock is less than $13.00, New Playboy may elect to deliver the value of any shares of New Playboy Class B Common Stock in excess of those it would have had to deliver had the Average Closing Price been equal to $13.00 in either cash, New Playboy Class B Common Stock or a combination thereof. The "Average Closing Price" of New Playboy Class B Common Stock is defined as the average of the reported closing price per share of the Class B Common Stock, par value $.01 per share, of Playboy on the New York Stock Exchange for the twenty consecutive trading days immediately preceding the fifth business day prior to the consummation of the Merger.

    Upon consummation of the Merger, each share of Spice Preferred Stock, other than shares held in the treasury of Spice or shares as to which dissenters' rights are exercised and perfected, will be converted into the right to receive the amount of Merger Consideration that the holder of such share would have been entitled to receive had such share been converted into shares of Spice Common Stock. Upon consummation of the Merger, each outstanding stock option and warrant of Spice will be deemed to have been exercised by its holder, subject to the agreement of its holder, and will be converted into the right to receive the Merger Consideration; provided that the exercise price of the stock option or warrant shall be offset first against the cash portion of the Merger Consideration and then against the New Playboy Class B Common Stock portion of the Merger Consideration. If the exercise price of any stock options or warrants is greater than the aggregate cash portion of the Merger Consideration payable to the holder of such stock options or warrants (such excess being referred to as the "Excess Amount"), then such holder may elect to pay to Spice an amount equal to the Excess Amount in cash in order to receive the full amount of the stock portion of the Merger Consideration to which such holder is entitled without any reduction of such stock portion.

    Harris Trust and Savings Bank will act as Exchange Agent for the Merger. Immediately prior to consummation of the Merger, Spice will deposit with the Exchange Agent the Spice Consideration and New Playboy will deposit with the Exchange Agent the Playboy Consideration. New Playboy will also make available to the Exchange Agent from time to time as needed cash sufficient to pay cash in lieu of fractional shares of New Playboy Class B Common Stock and any dividends and other distributions pursuant to the Merger Agreement. As soon as reasonably practicable after the effective time of the Merger (the "Effective Time"), the Exchange Agent shall mail to each holder of Spice Common Stock or Spice Preferred Stock (other than those holders who have exercised appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) a letter of transmittal and instructions to effect the surrender of the certificates representing Spice Common Stock or Spice Preferred Stock in exchange for the Merger Consideration. Upon surrender of a certificate representing Spice Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange (i) $3.60 in cash, subject to increase, (ii) certificates evidencing that number of whole New Playboy Class B Common Stock which such holder has the right to receive in the Merger, (iii) any dividends or other distributions on the New Playboy Class B Common Stock declared or made after the Effective Time, (iv) cash in respect of fractional shares of New Playboy Class B Common Stock and (v) certificates evidencing that number of whole shares of Company Common Stock which such holder has the right to receive in the Share Transfer and the Merger. The certificate so surrendered will be canceled. Upon surrender of a certificate representing Spice Preferred Stock for cancellation to the Exchange Agent together with the letter of transmittal, duly executed, and other customary documents as may be required by the instructions, the holder of such certificate will be entitled to receive in exchange the Merger Consideration that such holder would have been entitled to receive had such holder converted its shares of Spice Preferred Stock into shares of Spice Common Stock immediately prior to the Merger. The certificate so surrendered will be canceled.

    In the event of a transfer of ownership of Spice Common Stock or Spice Preferred Stock which is not registered in the transfer records of Spice as of the Effective Time, cash, New Playboy Class B Common Stock, dividends and other distributions and Company Common Stock may be issued and paid to a transferee if the certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No dividends or other distributions declared or made after the Effective Time with respect to New Playboy Class B Common Stock will be paid to the holder of an unsurrendered certificate representing shares of Spice Common Stock or Spice Preferred Stock. Subject to applicable law, following surrender of any certificate formerly representing shares of Spice Common Stock or Spice Preferred Stock, there will be paid to the record holder of the certificates representing New Playboy Class B Common Stock issued in exchange, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such New Playboy Class B Common Stock.

    If any certificates for New Playboy Class B Common Stock and Company Common Stock are to be issued in a name other than that in which the certificate representing shares of Spice Common Stock or

Spice Preferred Stock surrendered in exchange is registered, it will be a condition of issuance that the certificate surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to New Playboy or any designated agent any transfer or other taxes required by reason of the issuance of certificates for New Playboy Class B Common Stock, cash and Company Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Playboy or any designated agent that such tax has been paid or is not payable.

    In the event any certificates representing shares of Spice Common Stock or Spice Preferred Stock have been lost, stolen or destroyed, the Exchange Agent will issue New Playboy Class B Common Stock, cash and Company Common Stock in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates; provided, however, that New Playboy may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that may be made against New Playboy or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    Neither New Playboy nor Spice will be liable to any holder of Spice Common Stock or Spice Preferred Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. New Playboy or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration paid to any Spice stockholder such amounts as New Playboy or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

    The obligations of Playboy and Spice to consummate the Merger are subject to certain conditions, including the following: (i) the approval of the Merger Agreement and the other agreements contemplated thereby by the stockholders of Spice, (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint order with respect to the Merger Agreement or the transactions contemplated thereby being in effect, (iii) all waiting periods applicable to the consummation of the Spice Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or terminated, (iv) the effectiveness of the Registration Statement of which this Prospectus is a part and the effectiveness of the registration statement of which the Proxy Statement/Prospectus is a part, (v) the filing or receipt of all governmental or regulatory notices or approvals required with respect to the Merger, the Contribution, the Share Transfer and the transactions contemplated thereby and
(vi) the execution and delivery of the Transaction Agreements and the consummation of the Contribution and the Share Transfer.

    The obligation of Spice to consummate the Merger is also subject to additional conditions, including the following: (i) the accuracy of the representations and warranties of Playboy set forth in the Merger Agreement,
(ii) the receipt by Playboy of all necessary consents, approvals or waivers required by Playboy in order for it to consummate the Merger and the transactions related thereto, (iii) the performance in all material respects by Playboy of all obligations required to be performed by it under the Merger Agreement, (iv) the receipt by Spice of a satisfactory opinion of its tax counsel to the effect that the Merger will be treated for federal income tax purposes as an exchange governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), (v) the receipt by Spice of a secretary's certificate of Playboy certifying the due authorization and approval of the Merger Agreement and the Transaction Agreements, (vi) the listing of the New Playboy Class B Common Stock on the New York Stock Exchange,
(vii) the receipt by Spice of an opinion of a nationally recognized solvency firm as to the solvency of the Company after consummation of the Contribution, the Share Transfer and the Merger, (viii) the repayment of all indebtedness of Spice under its existing credit facility, and (ix) the absence of any change or event which has had or could reasonably be expected to have a material adverse effect on Playboy.

    The obligation of Playboy to consummate the Merger is also subject to certain additional conditions, including the following: (i) the accuracy of the representations and warranties of Spice set forth in the Merger Agreement, (ii) the performance in all material respects by Spice of all obligations required to be performed by it under the Merger Agreement and the Transaction Agreements,
(iii) the receipt by Playboy of a satisfactory opinion of its tax counsel to the effect that the reorganization of Playboy, effected at the same time as the Merger, will be treated for federal income tax purposes as an exchange governed by the provisions of Section 351 of the Code, (iv) the receipt by Spice of all necessary consents, approvals or waivers required by Spice in order for it to consummate the Merger and the transactions related thereto, (v) the receipt by Playboy of a secretary's certificate of Spice certifying the due authorization and approval of the Merger Agreement and the Transaction Agreements, (vi) the absence of any change or event which has had or could reasonably be expected to have a material adverse effect on Spice, (vii) the Average Closing Price of New Playboy Class B Common Stock being equal to or greater than $13.00; or if the Closing Date occurs after December 31, 1998, then the Average Closing Price of New Playboy Class B Common Stock being equal to or greater than $11.00, (viii) the receipt of certain agreements from Spice affiliates, (ix)(A) the execution of the Transaction Agreements in a form satisfactory to Playboy, (B) the waiver by Playboy or satisfaction of all of the conditions to closing of the transactions contemplated by the Transfer and Redemption Agreement and (C) the consummation to Playboy's satisfaction of the transactions contemplated by the Transaction Agreements, (x) the amendment of Spice's stock option plans to permit the cancellation or acceleration of Spice stock options, (xi) the holders of no more than 5% of the outstanding shares of Spice Common Stock having asserted dissenters' rights with respect to the Merger and (xii) the receipt by Spice of certain agreements from the holders of options and warrants to purchase Spice Common Stock.

    The Merger Agreement contemplates that the Contribution and the Share Transfer will occur in connection with the Merger. The date of consummation of the Contribution, the Share Transfer and the Merger is referred to herein as the "Closing Date."

    The approval of the Merger Agreement and the Merger by the stockholders of Spice is required in order to consummate the Merger. Neither the Contribution nor the Share Transfer is subject to separate stockholder approval. However, the Contribution and the Share Transfer will not be effected unless the Merger is approved.

    After consummation of the transactions contemplated by the Merger Agreement, the business of New Playboy will be comprised of the businesses currently conducted by Playboy and Spice, other than those portions of Spice's business to be contributed prior to the Merger to the Company in the Contribution and to be sold to Califa.

RELATED TRANSACTIONS

    Because New Playboy wants to acquire only certain assets of Spice, contemporaneously with the execution of the Merger Agreement, Spice and Califa entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with respect to the sale by Spice and the purchase by Califa of the Spice Hot network (the "Spice Hot Transaction"). Califa is a newly formed corporation which is owned by two individuals, each of whom is a principal of Vivid Video, Inc., a producer of adult movies and related programming.

    Pursuant to the Asset Purchase Agreement, immediately prior to the Merger, Spice will sell certain assets relating to the Spice Hot network to Califa and Califa will assume certain related liabilities. The obligations of Spice and Califa to consummate the Spice Hot Transaction are subject to certain conditions, including the execution of a Non-Competition Agreement with the Company (the "Califa Non-Competition Agreement") and a services agreement for one of Califa's networks substantially similar to the Playboy Mandatory Services Agreement with the Company (the "Califa Mandatory Services Agreement").

    Consummation of the Spice Hot Transaction is not a condition to consummation of the Contribution, the Share Transfer or the Merger. However, if the Merger is not consummated, the Spice Hot Transaction will not be consummated.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE TRANSFER

    The following discussion describes the material U.S. federal income tax consequences of the Share Transfer by Spice to holders of Spice Capital Stock on the Closing Date. This discussion is based on the Code and applicable Treasury regulations, current administrative rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of Spice Capital Stock. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Share Transfer and of the holding and disposition of the Company Common Stock may differ from the treatment described below.

    This discussion assumes that the Spice Capital Stock will be held as a capital asset at the time of the Share Transfer. This discussion does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws, including dealers in securities or currencies, financial institutions, insurance companies, foreign persons, tax-exempt entities and holders who acquired their Spice Capital Stock upon exercise of employee stock options or otherwise as compensation.

    This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Spice Capital Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of Spice Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the Share Transfer, or the holding and disposition of the Company Common Stock, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    TREATMENT OF SPICE. Spice will recognize gain on the Share Transfer in an amount equal to the difference between the fair market value of the Company Common Stock and Spice's tax basis in the assets contributed to the Company in the Contribution (net of the Assumed Liabilities). Other than such gain recognized by Spice, no gain or loss will be recognized by Spice as a result of the Merger.

    RECEIPT OF COMPANY COMMON STOCK PURSUANT TO THE SHARE TRANSFER. Although the matter is not free from doubt and there is no authority directly on point, the Share Transfer should be treated as a partial redemption of the Spice Capital Stock. Accordingly, a holder should be treated as having received Company Common Stock in exchange for a portion of such holder's Spice Capital Stock (the "Redeemed Shares") in a taxable transaction. The portion of the Spice Capital Stock treated as so exchanged should bear the same proportion to such holder's total Spice Capital Stock as the fair market value of the Company Common Stock received bears to the total fair market value of the Merger Consideration received by such holder in the Share Transfer and the Merger. Any gain or loss recognized with respect to such partial redemption should generally be capital gain or loss. The amount of the gain or loss should be equal to the difference between the ratable portion of the tax basis of the Spice Capital Stock that is allocable to the Redeemed Shares and the fair market value of the Company Common Stock received. Any capital gain or loss will constitute long-term capital gain or loss if the Spice Capital Stock has been held by the holder for more than one year at the time of the consummation of the Share Transfer. For holders who are individuals, net long-term capital gain is generally taxed at lower rates than ordinary income.

    It is possible that the Internal Revenue Service could treat the Share Transfer as a dividend which would be taxable to the holders of Spice Capital Stock at ordinary income tax rates to the extent of Spice's current or accumulated earnings and profits. None of Spice, New Playboy, Playboy or the Company will be obligated to indemnify Spice stockholders for any such tax. If the Share Transfer were treated as a dividend, however, certain corporate holders could be eligible for a dividends received deduction with respect to such dividend.

    The tax basis of the Company Common Stock received will equal their fair market value. The holding period of the Company Common Stock will begin on the day after the Closing Date.

    THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SPICE CAPITAL STOCK DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF SPICE CAPITAL STOCK. ALL HOLDERS OF SPICE CAPITAL STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE SHARE TRANSFER TO THEM.

RESTRICTIONS ON TRANSFER

    The Company Common Stock distributed to the Spice stockholders pursuant to the Share Transfer and the Merger will be freely transferable under the Securities Act, except for Company Common Stock received by any persons who may be deemed to be "affiliates" of Spice prior to the Merger as that term is defined in Rule 144 promulgated under the Securities Act. The Company Common Stock received by persons who are deemed to be affiliates of Spice prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Spice generally include individuals or entities that control, are controlled by, or are under common control with, Spice and may include certain officers and directors of Spice as well as principal stockholders of Spice.

    In general, under Rule 145, for one year following the Closing Date, an affiliate of Spice (together with certain related persons) would be entitled to sell Company Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Company Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if the Company remained current with its informational filings with the Commission under the Exchange Act. After the end of one year from the Closing Date, an affiliate of Spice would be able to sell Company Common Stock received in the Merger without such manner-of-sale or volume limitations, provided that the Company was current with its Exchange Act informational filings and such person was not then an affiliate of the Company. Two years after the Closing Date, an affiliate of Spice would be able to sell such Company Common Stock without any restrictions so long as such person had not been an affiliate of the Company for at least three months prior thereto.

    Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.

EXPENSES OF THE CONTRIBUTION, THE SHARE TRANSFER AND THE MERGER

    Except for expenses of printing and filing the Proxy Statement/Prospectus and this Prospectus, which will be shared equally by Playboy and Spice, Playboy and Spice will pay their own costs and expenses relating to the Contribution, the Share Transfer and the Merger and the transactions related thereto; provided that if Spice incurs more than $2.4 million in fees and expenses in connection therewith, the costs and expenses in excess of $2.4 million shall be borne by the Company. Playboy has also agreed to pay an additional $500,000 in fees and expenses on behalf of Spice and the Company. Upon request, Spice will pay the reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of Spice Common Stock for forwarding this Prospectus to the beneficial owners of such shares.

                         ARRANGEMENTS AFTER THE MERGER

    This section of the Prospectus describes certain transactions related to the proposed Contribution and Share Transfer. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the applicable agreements. Copies of the agreements described below have been filed as exhibits to the Registration Statement. All Spice stockholders are urged to read the following agreements in their entirety.

RELATIONSHIP WITH SPICE

    Immediately following the Merger, Spice will be a subsidiary of New Playboy. Spice and the Company will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

RELATIONSHIP WITH NEW PLAYBOY

    Immediately following the Share Transfer and the Merger, New Playboy and the Company will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between New Playboy and the Company after the Merger, on or before the Closing Date, New Playboy and the Company will enter into the Playboy Non-Competition Agreement and PEGI and the Company will enter into the Playboy Mandatory Services Agreement.

TERMS OF THE PLAYBOY NON-COMPETITION AGREEMENT

    On the Closing Date, New Playboy and the Company will enter into a Playboy Non-Competition Agreement, which will have a term of seven years from the Closing Date (the "Playboy Restricted Period"). Pursuant to the Playboy Non-Competition Agreement, during the Playboy Restricted Period New Playboy will not, directly or indirectly, engage in the Explicit C-Band Business and will not engage in certain other activities which would involve New Playboy in the Explicit C-Band Business in certain defined territories. The Company will not directly or indirectly, engage in the Playboy Business and will not engage in certain other activities which would involve the Company in the Playboy Business; provided that the Company will be able to engage in the Explicit C-Band Business, the Explicit Internet Business, the Playback and Uplink Business and the Additional Permitted Activities, subject to certain geographical restrictions and restrictions on modes of transmission detailed in the Playboy Non-Competition Agreement. If the Company were to exercise the Emerald Media Option, the Company would cause EMI to comply with these restrictions.

    For purposes of the Playboy Non-Competition Agreement, the term "Playboy Business" means the business of (i) producing, licensing, distributing, marketing and otherwise acquiring any rights or conducting any other activity with respect to any kind of adult programming (which includes Explicit Programming, Explicit Still Images, non-Explicit Programming and non-Explicit Still Images), (ii) providing transmission of adult programming to all destinations, (iii) creating and distributing multimedia products which feature non-Explicit Programming and non-Explicit Still Images, and (iv) publishing and distributing adult magazines, books, calendars and similar materials which feature non-Explicit Still Images.

    The term "Explicit C-Band Business" means the business of providing transmission of Explicit Programming and/or Explicit Still Images via C-Band satellite and licensing and distributing Explicit Programming and Explicit Still Images for transmission via C-Band satellite, including editing, reproducing, advertising, promoting and marketing Explicit Programming and/or Explicit Still Images, and engaging in such other incidental activities reasonably necessary to exploit such business. The term "Explicit Programming" means any movies and other programming, the content of which would generally be considered in the adult industry to be that of "explicit" adult movies or programming and more explicit than "hot cable" or "cable" programming and which are otherwise substantially similar in content and degree of explicitness to the movies and programming currently featured by EMI. The term "Explicit Still Images" means any still images, the content of which would generally be considered in the adult industry to be that of "adult" still images and equally as explicit as, or more explicit than "hot cable" still images, and which are otherwise substantially similar in content and degree of explicitness to the still images currently featured on the Internet sites maintained by EMI.

    The term "Explicit Internet Business" means the business of providing transmission worldwide of Explicit Programming and Explicit Still Images via the Internet and licensing and distributing Explicit Programming and Explicit Still Images for transmission worldwide via the Internet, including editing, reproducing, advertising, promoting and marketing such Explicit Programming and Explicit Still Images, and engaging in such other incidental activities reasonably necessary to exploit such business. The term "Playback and Uplink Business" means the business of providing playback and uplink services (as such terms are generally understood in the cable television business) to any cable program service in any medium used by such cable program service; provided that the Company cannot provide playback and uplink services for any adult programming unless the arrangements with the cable program service providing such adult programming were negotiated on an arm's length basis, provide for the payment for such services in cash and provide for service rates no more favorable than the payment terms offered by the Company to Playboy for similar services; provided further that the Company cannot provide playback and uplink services for any adult programming other than (a) via satellite delivery or (b) if the adult programming is for Playboy or Califa, via file servers linked to cable systems or multi-channel video programming providers. The term "Additional Permitted Activities" means (i) creating and distributing interactive adult multimedia products, (ii) maintaining adult 900-number audiotext and similar telephone services, (iii) creating and marketing adult industry-related merchandise, and (iv) publishing and distributing adult magazines, books, calendars and similar materials which feature Explicit Still Images.

    The Playboy Non-Competition Agreement has the effect of limiting the Company's participation in the adult television industry to the distribution of explicit television networks (such as the EMI networks, if the Company were to exercise the Emerald Media Option) solely in the C-Band market in the United States, Canada and the Caribbean (the "Permitted Territory"). If the Company were to exercise the Emerald Media Option and own and operate the EMI networks, the Company could not (i) expand its distribution to include the cable or DBS markets, (ii) expand distribution outside the Permitted Territory or (iii) change the programming format of such networks to a less explicit network.

    Pursuant to the Playboy Non-Competition Agreement, for the five years after the Closing Date, neither Playboy nor the Company will interfere with the other party's employee relationships and neither party will solicit the other party's employees. In addition, Playboy will not directly or indirectly enter into any agreement or other arrangement to acquire any licensing, distribution or transmission rights with respect to Explicit Programming or Explicit Still Images for transmission during the Playboy Restricted Period via C-Band satellite in certain defined territories and the Company will not directly or indirectly enter into any agreement or other arrangement to acquire any licensing, distribution or transmission rights with respect to Explicit Programming or Explicit Still Images for transmission during the Playboy Restricted Period other than via C-Band satellite in certain defined territories, via the Internet or for Additional Permitted Activities. If the Company were to exercise the Emerald Media Option, the Company would cause EMI to comply with these restrictions.

TERMS OF THE PLAYBOY MANDATORY SERVICES AGREEMENT

    On the Closing Date, PEGI and the Company will enter into the Playboy Mandatory Services Agreement, which will have a term of two years from the Closing Date. Pursuant to the Playboy Mandatory Services Agreement, the Company will provide complete transmission service for at least two of New Playboy's networks, including (i) compression and encryption of the networks' signals,
(ii) playback of the networks 24 hours per day, seven days per week, (iii) fiber optic terrestrial connectivity from the Operations Facility to an uplink facility, (iv) uplink services 24 hours per day, seven days per week, and

(v) subject to earlier termination by PEGI, authorization and deauthorization for the transmission of the networks to cable head ends, direct to home platforms and any other users designated by PEGI. PEGI may increase the number of networks subject to this agreement for which the Company will provide services. In addition, if PEGI elects to engage a third party to provide additional services, including (i) traffic, library and quality control services, (ii) satellite security, (iii) network integration and scheduling,
(iv) creative services, (v) duplication, editing and encoding for the networks or (vi) all services relating to the distribution of the Spice networks (other than the Spice Hot network) or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, PEGI shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party.

    The Playboy Mandatory Services Agreement specifies the fees that PEGI will pay the Company for uplink, playback, compression and encryption and authorization services. The fee to be paid by PEGI for encryption services will equal the amount of the Company's lease payments for the encoding system described in the Transfer and Redemption Agreement. PEGI will also be obligated to pay the Company an amount equal to the Company's costs of obtaining terrestrial connectivity for the networks. In the event PEGI retains the Company for additional services, a separate agreement will specify the fees for such services.

    In the Playboy Mandatory Services Agreement, each of the Company and PEGI will make certain representations and warranties to the other party with respect to its corporate power to execute such agreement and the enforceability of such agreement. In addition, PEGI will represent and warrant to the Company that PEGI will use its best efforts to ensure that the networks will not contain libelous or slanderous material and will not violate any third party intellectual property right.

    In the event the Company transfers all or a substantial portion of the assets relating to the Playback and Uplink Business (as defined in the Playboy Non-Competition Agreement), the Playboy Mandatory Services Agreement may not be assigned by the Company without the prior written consent of PEGI, which shall not be unreasonably withheld. If PEGI does not consent to such assignment and transfer, PEGI may terminate the Playboy Mandatory Services Agreement. In addition, either party may terminate the Playboy Mandatory Services Agreement in the event the other party materially breaches any of its obligations thereunder and does not cure such breach within 10 days of notification of such breach. In the event PEGI terminates the Playboy Mandatory Services Agreement for any reason other than the Company's breach or assignment, PEGI will be required to pay the Company the fees under the Playboy Mandatory Services Agreement on a monthly basis for the remainder of the term thereof.

RELATIONSHIP WITH CALIFA

    Immediately following the Merger, Califa and the Company will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between Califa and the Company after the Spice Hot Transaction and the Share Transfer, on or before the Closing Date, Califa and the Company will enter into the Califa Non-Competition Agreement and the Califa Mandatory Services Agreement.

TERMS OF THE CALIFA NON-COMPETITION AGREEMENT

    On the Closing Date, the Company and Califa will enter into the Califa Non-Competition Agreement, which will have a term of seven years from the Closing Date (the "Califa Restricted Period"). Pursuant to the Califa Non-Competition Agreement, during the Califa Restricted Period Califa will not engage in the Explicit C-Band Business in certain defined territories and will not engage in certain other activities which would involve Califa in the Explicit C-Band Business. For the five years after the Closing Date, Califa will not interfere with the Company's relationships with its employees and will not solicit any of the Company's employees. In addition, Califa will not acquire any rights with respect to the transmission of Explicit

Programming or Explicit Still Images during the Califa Restricted Period via C-Band satellite in certain defined territories.

    For purposes of the Califa Non-Competition Agreement, the terms "Explicit C-Band Business," "Explicit Programming" and "Explicit Still Images" will have the same meanings as such terms have in the Playboy Non-Competition Agreement.

TERMS OF THE CALIFA MANDATORY SERVICES AGREEMENT

    On the Closing Date, the Company and Califa will enter into the Califa Mandatory Services Agreement, which will have a term of two years from the Closing Date. Pursuant to the Califa Mandatory Services Agreement, the Company will provide complete transmission service for one network, including (i) compression and encryption of the network's signal, (ii) playback of the network 24 hours per day, seven days per week, (iii) fiber optic terrestrial connectivity from the Operations Facility to an uplink facility, (iv) uplink services 24 hours per day, seven days per week, and (v) authorization and deauthorization for the transmission of the network to cable head ends, direct to home platforms and any other users designated by Califa. In addition, if Califa elects to engage a third party to provide additional services, including
(i) traffic, library and quality control services, (ii) satellite security,
(iii) network integration and scheduling, (iv) creative services, (v) duplication, editing and encoding for the network or (vi) all services relating to the distribution of the network or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, Califa shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party.

    The Califa Mandatory Services Agreement specifies the fees that Califa will pay the Company for uplink, playback, compression and encryption and authorization services. Califa will also be obligated to pay the Company an amount equal to the Company's costs of obtaining terrestrial connectivity for the networks. In the event Califa retains the Company for additional services, a separate agreement will specify the fees for such services.

    In the Califa Mandatory Services Agreement, each of the Company and Califa will make certain representations and warranties to the other party with respect to its corporate power to execute such agreement and the enforceability of such agreement. In addition, Califa will represent and warrant to the Company that Califa will use its best efforts to ensure that the network will not contain libelous or slanderous material and will not violate any third party intellectual property right.

    In the event the Company transfers all or a substantial portion of the assets relating to the Playback and Uplink Business (as defined in the Playboy Non-Competition Agreement), the Califa Mandatory Services Agreement may not be assigned by the Company without the prior written consent of Califa, which shall not be unreasonably withheld. If Califa does not consent to such assignment and transfer, Califa may terminate the Califa Mandatory Services Agreement. In addiion, either party may terminate the Califa Mandatory Services Agreement in the event the other party materially breaches any of its obligations thereunder and does not cure such breach within 10 days of notification of such breach. In the event Califa terminates the Califa Mandatory Services Agreement for any reason other than the Company's breach or assignment, Califa will be required to pay the Company the fees under the Califa Mandatory Services Agreement for the remainder of the term thereof.

                                DIVIDEND POLICY

    The Company does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's results of operations, financial condition, current and anticipated cash needs and plans for expansion.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected historical financial information for the Company. The historical financial information of the Company as of and for the years ended December 31, 1996 and 1997 have been derived from the financial statements of the Company which are included elsewhere in this Prospectus. The interim historical financial information set forth below at September 30, 1997 and 1998 and for the nine-month periods ended September 30, 1997 and 1998 have been derived from the unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998. The following historical financial information should be read in conjunction with the Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    The financial statements of the Company reflect the results of operations, financial position and cash flows of the business to be contributed to the Company by Spice. As a result, the financial statements of the Company have been carved out from the financial statements of Spice using the historical results of operations and historical basis of the assets and liabilities of such business. Additionally, the financial statements of the Company include certain assets, liabilities, revenues and expenses which were not historically recorded at the level of, but are primarily associated with, such business. The Company believes the assumptions underlying its financial statements to be reasonable.

    The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate stand-alone entity during the periods covered. Per share data for net income/(loss) and dividends have not been presented because the Company's business was operated through various divisions and subsidiaries of Spice for the periods presented.


                                                                  YEAR ENDED              NINE MONTHS ENDED
                                                                 DECEMBER 31,               SEPTEMBER 30,
                                                          --------------------------  -------------------------
                                                              1996          1997         1997          1998
                                                          ------------  ------------  -----------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues:                                                 $ 10,329,000  $ 10,658,000  $ 8,028,000  $  7,489,000
                                                          ------------  ------------  -----------  ------------
Operating expenses:
  Salaries, wages and benefits..........................     1,356,000     2,198,000    1,562,000     1,971,000
  Library amortization..................................       296,000       378,000      290,000       247,000
  Satellite costs.......................................       901,000     4,834,000    3,454,000     4,929,000
  Selling, general and administrative expenses..........     1,517,000     3,459,000    3,225,000     1,592,000
  Depreciation of fixed assets..........................     5,956,000     1,906,000    1,600,000       746,000
                                                          ------------  ------------  -----------  ------------
Total operating expenses................................    10,026,000    12,775,000   10,131,000     9,485,000
                                                          ------------  ------------  -----------  ------------
    Total income (loss) from operations.................       303,000    (2,117,000)  (2,103,000)   (1,996,000)
Interest expense........................................     4,979,000     1,090,000    1,058,000        98,000
Gain from transponder lease amendment...................       --         (2,348,000)  (2,348,000)      --
                                                          ------------  ------------  -----------  ------------
    Net income (loss)...................................  $ (4,676,000) $   (859,000) $  (813,000) $ (2,094,000)
                                                          ------------  ------------  -----------  ------------
                                                          ------------  ------------  -----------  ------------

BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................................  $ 58,615,000  $  5,839,000  $ 5,742,000  $  5,948,000
Current portion of obligations under capital leases.....  $  4,549,000  $    522,000  $   489,000  $    541,000
Obligations under capital leases less current portion...  $ 53,126,000  $    552,000  $   681,000  $    141,000
Stockholder's equity....................................  $   (403,000) $  4,324,000  $ 3,886,000  $  4,938,000

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and notes thereto, and the other financial information included elsewhere in this Prospectus. The Company's actual results or future events could differ materially from those discussed in the forward-looking statements contained in this Prospectus as a result of a number of factors, including, without limitation, those discussed under "Risk Factors" above.

OVERVIEW

    The Company is a subsidiary of Spice that, following the Closing Date, will own all the assets of, and will be responsible for certain liabilities associated with, the Operations Facility, the Emerald Media Option and certain rights to Spice's library of adult films. The Company is a provider of technical and creative services for television and Internet programming.

    The Company was formed on July 20, 1998 in contemplation of the Contribution, the Share Transfer and the Merger and as such has no operating history. The Company's future performance will depend on its ability to function as a stand-alone entity and to finance and manage expanding operations. There can be no assurance that the Company's intended activities will be successful or result in significant revenue or generate profits for the Company. See "Risk Factors--Absence of History as a Stand-Alone Company," "Risk Factors--Limited Operating History; Uncertainty of Future Profitability" and "Risk Factors-- History of Net Operating Losses."

    After the Merger, the Company's customers will initially be EMI, PEGI, Califa and BET. See "Risk Factors--Reliance on Limited Number of Customers." The Company's ability to achieve and maintain profitability depends on its ability to retain its existing customers and to attract and maintain new customers for its services. There can be no assurance that it will be able to do so. The Company currently intends to rely on the business contacts and experience of its management to develop new business. There can be no assurance that management will be successful in developing new business. See "Risk Factors-- Dependence on Senior Management and Other Key Employees."

    The Company utilized satellite transponder services pursuant to a Transponder Services Agreement (the "Transponder Agreement") dated February 7, 1995 between Spice and AT&T Corp. ("AT&T"). On March 31, 1997, Spice and Loral SpaceCom Corporation d/b/a Loral Skynet ("Loral"), as successor to AT&T, amended the Transponder Agreement by changing the expiration date to October 31, 2004, reducing the term by approximately four years. As a result of this amendment, the Transponder Agreement was reclassified for accounting purposes (the "Reclassification") as an operating lease rather than a capital lease commencing on March 31, 1997. As a result of the Reclassification, the Company recorded a one-time gain of approximately $2.3 million in the first quarter of 1997. On the Closing Date, the Company will enter into a new agreement with Loral for satellite transponder services, which will replace a portion of the Transponder Agreement. See "The Contribution and the Share Transfer--Terms of the Transfer and Redemption Agreement."

RESULTS OF OPERATIONS

    The financial statements of the Company reflect the results of operations, financial position and cash flows of the business to be contributed to the Company by Spice. As a result, the financial statements of the Company have been carved out from the financial statements of Spice using the historical results of operations and historical basis of the assets and liabilities of such business. Additionally, the financial statements of the Company include certain assets, liabilities, revenues and expenses which were not historically recorded at the level of, but are primarily associated with, such business. The Company believes the assumptions underlying its financial statements to be reasonable.

    The financial information included herein, however, may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate stand-alone entity during the periods presented. The financial information included herein does not reflect the many changes that will occur in the funding and operations of the Company as a result of the Contribution, the Share Transfer and the Merger.

    Revenues were earned principally from services provided to two customers, EMI and Spice. Revenues attributable to EMI were recorded based upon contractual amounts for playback and transponder services. Revenues attributable to Spice relate to network operations, post-production and technical services provided internally. These revenues have been recorded based on either (i) services provided to unrelated third party customers or (ii) costs associated with an applicable service plus an appropriate markup based on a reasonable assessment of a market-based charge. Management believes that the methods used to record revenues are reasonable.

    THE EMERALD MEDIA RECEIVABLE. The Company established a reserve against the receivable from EMI to the Company (the "EMI Receivable") at the end of the fourth quarter of 1996, the first quarter in which the Company provided services to EMI, because of the uncertainty of EMI's ability to meet its obligations to the Company on a timely basis. Since establishing the reserve, the Company has adjusted its reserve against the EMI Receivable each quarter so that the net realizable value of the EMI Receivable equals the exercise price of the Emerald Media Option. The Company has determined that the minimum net realizable value of the EMI Receivable is equal to the exercise price of the Emerald Media Option because the Company could exercise the Emerald Media Option and acquire EMI by forgiving an amount of the EMI Receivable equal to such exercise price. The Company continues to assess the collectibility of the EMI Receivable on a quarterly basis.

    The aggregate amount of the EMI Receivable at September 30, 1998 was approximately $3.4 million; the Company has reserved $2.7 million against the EMI Receivable.

    The Company carefully monitors EMI's financial position to determine EMI's ability to pay its current obligations to the Company and to pay down the EMI Receivable. Based on the Company's discussions with EMI's management, EMI instituted a series of operating adjustments during the first nine months of 1998 to improve its results, including changes in the programming, promotion and branding of its networks and improvements in the call center which processes orders for the EMI networks. Cash received from EMI in the first nine months of 1998 has increased from the cash received from EMI in the corresponding period of 1997. Based on discussions with EMI's management, the Company believes that these operating improvements will provide EMI with sufficient liquidity and capital resources to meet EMI's anticipated cash obligations to the Company.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    NET INCOME (LOSS). The Company reported a net loss of $2.1 million for the nine months ended September 30, 1998 as compared to a net loss of $0.8 million for the nine months ended September 30, 1997. The decline in net income was primarily attributable to the Reclassification which resulted in a gain of approximately $2.3 million in the nine months ended September 30, 1997. Offsetting this decline was a reduction in bad debt expense relating to the EMI Receivable in the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997.

    REVENUES. The Company reported total revenue of $7.5 million for the nine months ended September 30, 1998 as compared to total revenue of $8.0 million for the nine months ended September 30, 1997. The decline in total revenue was primarily attributable to a decrease in sales of transponder capacity.

    SALARIES, WAGES AND BENEFITS. The Company reported salaries, wages and benefits of $2.0 million for the nine months ended September 30, 1998 as compared to $1.6 million for the nine months ended

September 30, 1997. Approximately $0.2 million of this increase was attributable to the commencement of playback services from the Operations Facility and expansions in the post-production department.

    LIBRARY AMORTIZATION. The Company reported library amortization for the nine months ended September 30, 1998 of approximately $0.2 million, which was substantially the same for the nine months ended September 30, 1997.

    SATELLITE, PLAYBACK AND UPLINK EXPENSES. The Company reported satellite, playback and uplink expenses of $4.9 million for the nine months ended September 30, 1998 as compared to $3.5 million for the nine months ended September 30, 1997. Approximately $1.6 million of this increase was primarily attributable to the Reclassification. Offsetting this increase was a decline of $0.2 million in playback expenses which resulted from lower third party costs associated with the Company's providing playback services internally.

    In the nine months ended September 30, 1997, the Company treated $1.6 million of transponder lease payments as principal and interest payments under a capital lease obligation. Had the Transponder Agreement been classified as an operating lease for the entire nine months ended September 30, 1997 the Company would have reported additional satellite expense of $1.6 million and a decrease in depreciation and interest expense of $1.0 million and $0.9 million, respectively, for such period.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company reported selling, general and administrative expenses of $1.6 million for the nine months ended September 30, 1998 as compared to $3.2 million for the nine months ended September 30, 1997. The decrease was primarily attributable to a decline of $1.2 million in bad debt expense associated with the EMI Receivable. The remainder of the decrease was primarily attributable to reductions in post-production expenses.

    DEPRECIATION OF FIXED ASSETS. The Company reported depreciation of fixed assets of $0.7 million for the nine months ended September 30, 1998 as compared to $1.6 million for the nine months ended September 30, 1997. The decline in depreciation expense was primarily attributable to the Reclassification.

    INTEREST EXPENSE. The Company reported interest expense of $98,000 for the nine months ended September 30, 1998 as compared to $1.1 million for the nine months ended September 30, 1997. The decline in interest expense was primarily due to the Reclassification.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET INCOME (LOSS). The Company reported a net loss of $0.9 million for the year ended December 31, 1997 as compared to a net loss of $4.7 million for the year ended December 31, 1996. The reduction in net loss was primarily attributable to the Reclassification. Had the Transponder Agreement been classified as an operating lease in both 1997 and 1996 the Company would have reported net losses in those years of $2.9 million and $2.7 million, respectively.

    REVENUES. The Company reported total revenue of $10.7 million for the year ended December 31, 1997, as compared to total revenue of $10.3 million for the year ended December 31, 1996. The increase in total revenue was primarily due to additional revenue of $4.4 million from EMI for the sale of excess transponder capacity (which resulted from the digital compression of Spice's domestic networks onto one transponder) bundled with playback and other related services and additional revenue of $0.4 million from Internet hosting services and other sales of transponder capacity. Partially offsetting this increase was a decline in revenues of $4.5 million from the sale of transponder capacity to Spice due to the digital compression.

    On February 1, 1997, the Company began providing to Spice playback and uplink services originating from the Operations Facility for Spice's domestic networks. Prior to February 1997, the Company acquired playback and uplink services for Spice from a third party. The Company reported a decline in revenue from its provision of playback and uplink services to Spice of $0.7 million for the year ended December 31, 1997 as compared with the year ended December 31, 1996 as a result of lower costs from the use of the Operations Facility to provide playback services. Offsetting the decline in revenues from playback and uplink services was an increase in post-production revenue from Spice totaling $0.6 million.

    SALARIES, WAGES AND BENEFITS. The Company reported salaries, wages and benefits of $2.2 million for the year ended December 31, 1997 as compared to $1.4 million for the year ended December 31, 1996. Approximately $0.6 million of this increase was attributable to the costs of hiring additional employees to operate the Operations Facility and the expansion of the post-production department.

    LIBRARY AMORTIZATION. The Company reported library amortization of $0.4 million for the year ended December 31, 1997, which was comparable to library amortization of $0.3 million for the year ended December 31, 1996.

    SATELLITE, PLAYBACK AND UPLINK EXPENSES. The Company reported satellite, playback and uplink expenses of $4.8 million for the year ended December 31, 1997 as compared to $0.9 million for the year ended December 31, 1996. The increase was primarily attributable to the Reclassification. Offsetting this increase was a decline of $0.9 million in playback expenses which resulted from the decision to provide playback services internally.

    In 1997, the Company included $4.4 million of transponder lease payments as satellite expense. In 1996 the Company included $7.6 million of transponder lease payments as principal and interest expenses on the Transponder Agreement which was treated at that time as a capital lease. Had the Transponder Agreement been classified as an operating lease from its inception, the Company would have reported additional satellite expense of approximately $1.6 million and $7.6 million in 1997 and 1996, respectively. In addition, the Company would have reported a decrease in depreciation of $1.0 million and $5.3 million, as well as a decrease in interest expense of $0.9 million and $5.0 million, in 1997 and 1996, respectively.

    On January 11, 1997, AT&T permanently pre-empted one of Spice's unprotected transponders. This resulted in the reduction of the Company's satellite transponder costs from $635,000 to $520,000 per month.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company reported selling, general and administrative expenses of $3.5 million for the year ended December 31, 1997 as compared to $1.5 million for the year ended December 31, 1996. The increase was primarily attributable to an increase of $1.3 million in bad debt expense associated with the EMI Receivable in 1997 and an increase of $0.3 million in expenses associated with the expansion of the post-production department and the Operations Facility. See "-- Results of Operations--The Emerald Media Receivable."

    DEPRECIATION OF FIXED ASSETS. The Company reported depreciation of fixed assets of $1.9 million for the year ended December 31, 1997 as compared to $6.0 million for the year ended December 31, 1996. The decline in depreciation expense was primarily attributable to the Reclassification.

    INTEREST EXPENSE. The Company reported interest expense of $1.1 million for the year ended December 31, 1997 as compared to $5.0 million for the year ended December 31, 1996. The decline in interest expense was primarily attributable to the Reclassification.

LIQUIDITY AND CAPITAL RESOURCES

    Spice uses a centralized approach to cash management and the financing of its operations. As a result, Spice funded all of the Company's activities. For the years ended December 31, 1996 and 1997, Spice provided funding of $1.3 million and $5.6 million, respectively, to the Company. The increase in funding provided by Spice in 1997 was primarily attributable to the payment in 1997 of $1.9 million relating to certain transponder lease payments that had been due in 1996. Also contributing to the Company's cash requirements in the years ended December 31, 1996 and 1997 were net losses adjusted for non-cash gain associated with the Reclassification of $2.7 million and $2.9 million, respectively, investments of $0.3 million and $0.5 million, respectively, in a film library, and investments of $0.8 million in each period in property and equipment. For the nine months ended September 30, 1997 and 1998, Spice provided funding of $5.1 million and $2.7 million, respectively, to the Company. The decline in funding provided by Spice was primarily attributable to the payment of $1.9 million relating to deferred transponder lease obligations in the nine months ended September 30, 1997, as compared to the payment of $0.5 million relating to deferred transponder lease obligations in the nine months ended September 30, 1998. Also contributing to the Company's cash requirements in the nine months ended September 30, 1997 and 1998 were net losses adjusted for non-cash gain associated with the Reclassification of $2.8 million and $2.1 million, respectively, investments of $0.3 million and $0.3 million, respectively, in a film library, and investments of $0.5 million and $0.3 million, respectively, in property and equipment. In addition, an increase of $0.5 million in the EMI Receivable contributed to the Company's cash requirements in the nine months ended September 30, 1997. Offsetting these cash requirements were non-cash expenses associated with depreciation and amortization of $0.9 million and $1.0 million in the nine months ended September 30, 1997 and 1998, respectively.


    The Company's primary source of liquidity following the Closing Date will be a $1.5 million revolving credit facility (the "Credit Facility") that will be provided by certain officers and directors of the Company (the "Lenders"). Advances under the Credit Facility will bear interest at 11% per annum and the Credit Facility will mature on the second anniversary of the Closing Date. In consideration of the Lenders providing the Credit Facility, the Company will grant the Lenders an aggregate of 45,000 warrants. See "Certain Transactions." The Company anticipates increased payments from EMI under its service agreements with the Company as a result of EMI's modification of its agreements with one of its major service providers and other reductions in its cost structure. The Company also hopes to realize revenues from the marketing of network operations, technical and creative services and sales of its excess transponder capacity. The Company believes it can provide the playback and transponder services with minimal incremental costs. There can be no assurance that the Company will be successful in marketing these services or that, if successful, it can do so at a profit.


    The Company believes that cash generated by operations for fiscal 1999 will be in excess of $1.0 million. The Company believes that the increase in cash generated by operations will result from the following: (i) improvements in EMI's operations which would enable EMI to pay fees when due for transponder, playback and other services on a timely basis and (ii) the sale of playback and transponder services by the Company to new customers. If the Company requires additional cash to fund its operations, the Credit Facility will be available. The Company believes that the combination of cash generated by operations and the Credit Facility will be sufficient to meet the Company's operating cash flow needs, planned capital expenditures and debt service requirements for the next 12 months.

YEAR 2000 COMPLIANCE

    The Company is implementing a Year 2000 program to ensure that its computer systems and applications will function properly beyond the year 1999. The Company believes that adequate resources have been allocated for this purpose and expects its Year 2000 date conversion program to be completed on a timely basis. The Company does not believe that the cost of implementing its Year 2000 program will have a material effect on the Company's financial condition or results of operations. However, there can be no assurance that the Company has or will identify all Year 2000 problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse affect on the Company's results of operations and financial condition. In addition, the revenue stream and financial ability of existing suppliers, service providers or customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability.

    The Company has investigated Year 2000 compatibility with its major customers and service providers. Logix Development Corp., which operates the call center for EMI's networks, has analyzed its software and believes that its systems are Year 2000 compliant. Playboy is addressing its Year 2000 issues through a combination of modifications to existing programs and conversions to Year 2000 compliant software. See "Risk Factors--Year 2000" in the Proxy Statement/Prospectus. The Company has not been able to adequately assess Califa's compliance with Year 2000 issues because Califa has only recently been organized and is in the process of establishing its computer systems and applications; however, the Company intends to work with Califa to address any Year 2000 issues that may arise.

    Except as described above, the Company has not developed a contingency plan for the reasonably likely worst case scenario concerning the Year 2000. If a Year 2000 problem were to occur that the Company could not successfully resolve, it could have a material adverse effect on the results of operations and financial condition of the Company.

                                    BUSINESS

    Directrix, Inc. (the "Company") is a Delaware corporation formed by Spice that will own all of the assets of, and will be responsible for certain liabilities associated with, the Operations Facility and will also own the Emerald Media Option and certain rights to Spice's library of adult films. The Company is a provider of television production and delivery and Internet hosting services. If the Company exercises the Emerald Media Option, the Company will also be a provider of explicit adult television entertainment. The Company currently has no intent to exercise the Emerald Media Option.

    The Company is a provider of technical and creative services for television and Internet programming. The Company provides services which integrate and apply a variety of systems and processes to enhance the creation and distribution of such content through various channels, including cable, fiber, satellite delivery and file server systems and the Internet. The Company edits and assembles television and Internet programming into various formats, creates interstitial and promotional graphics, animation and other material to support the brand identity of such programming, provides automated systems to originate such programming via its state-of-the-art playback facilities and also provides library storage and media archival and duplication services.

    EMI owns and operates four of the leading C-Band explicit adult programming television networks and an explicit adult content Internet site. The Company provides post-production, playback, transponder and Internet hosting services for EMI.

    The Company was formed on July 20, 1998 in contemplation of the Contribution, the Share Transfer and the Merger. The Company is operated under the direction of J. Roger Faherty, Chairman of the Board and Chief Executive Officer, Donald McDonald, President, and Richard Kirby, Executive Vice President. Mr. Faherty has been Chairman of the Board, Chief Executive Officer and President of Spice; Mr. McDonald has been President of Spice Direct, Inc., a subsidiary of Spice; and Mr. Kirby has been Senior Vice President, Network Operations, and Chief Technology Officer of Spice. See "Management." Messrs. Faherty, McDonald and Kirby have a combined 36 years experience in the programming industry.

BUSINESS STRATEGY

    The key elements of the Company's business strategy are to:

        (i) expand delivery of individual television production and delivery services to other television networks. After the Merger, the Company will provide playback services to EMI, PEGI and Califa. In addition, the Company will provide transponder services to EMI and BET. The Company will rely on the business contacts and experience of Messrs. Faherty, McDonald and Kirby to attempt to attract additional customers and market the Company's services.

        (ii) leverage its strengths and capabilities in playback services and its available transponder capacity to develop a market for television production and delivery services. As a result of its experience in providing playback, production and transponder services for Spice and EMI, the Company can deliver programming via cable, satellite, fiber optics, regionally deployed video file servers and the Internet. By offering a comprehensive range of creative, technical and transmission services ("network-in-a-box services"), the Company intends to become a "one-stop-shop" for the creation and distribution of television networks.

        (iii) leverage its experience in developing Spice's and EMI's Internet sites into providing web hosting and Internet broadcasting services to other Internet sites. The Company currently can host a website that averages access by 650,000 subscribers daily and provide web authoring, web-based database publishing, creation of graphics and animation. In addition, the Company can simultaneously "web-cast" programming on a pay-per-view or monthly subscription basis by way of its hybrid digital/ analog switching center. The Company will rely on the business contacts and experience of

    Messrs. Faherty, McDonald and Kirby to attempt to attract customers and market the Company's Internet services.

        (iv) invest in or acquire additional businesses in which management of the Company has experience or can add value. The Company has not identified a specific industry or business on which it initially intends to focus and has no present plans, proposals, arrangements or understandings with respect to the acquisition of, or investment in, any specific business. Any such investment or acquisition by the Company would present certain risks to stockholders. See "Risk Factors--Risks Related to Investment and Acquisition Strategy." In connection with this strategy and with the intent to maximize the value of the Company to stockholders, the Company may deem it necessary or in its best interests to sell some or all of its assets or the assets relating to EMI. The Company currently has no intent to divest any portion of its business. The Company is prohibited by the Playboy Non-Competition Agreement from entering into certain areas of adult entertainment and will not be able to invest in or acquire businesses which operate in such areas of the adult entertainment industry. See "Arrangements After the Merger--Relationship with New Playboy--Terms of the Playboy Non-Competition Agreement."

        (v) assess whether to exercise the Emerald Media Option, including analyzing the ability to increase subscriptions to its adult programming networks. See "--Emerald Media Option."

GENERAL

    The Company is a provider of technical and creative services to owners, producers and distributors of television and Internet programming. The Company provides post-production, facilities, network operations and engineering services, all of which are necessary to create, assemble and distribute television programming via satellite or the Internet. Post-production and facility services include video editing, library storage and media duplication. Network operations and engineering services include assembling television programming provided by the customer into a 24-hour "network" format, creating interstitial and promotional graphics, animation and other material that support the brand identity of the television programming, and providing automated systems to deliver the programming to air via playback facilities. The Company believes that it operates one of the larger digital technology playback systems in the United States.

OVERVIEW OF PROGRAMMING

    In North America, television programming is delivered to the viewer via over-the-air broadcast, cable television and satellite delivery systems. The demand for entertainment content has increased significantly as a result of the introduction of new broadcast networks, direct broadcast satellite systems, pay television, increased cable penetration and the growth of home video. The number of television networks continues to increase primarily as a result of the increase in the channel capacity of cable television and direct broadcast satellite systems due to the ability to deliver digitally compressed television channels to the home. Digital compression expands a cable television system's channel capacity by a factor of 10 to 16 times that achievable in an uncompressed analog environment. In addition, digital compression has dramatically reduced transponder costs, the largest cost component of operating a satellite-delivered television network, since a single transponder can transmit up to 16 digitally compressed television channels. The new television networks have created a need for more hours of programming, which should increase demand for network services, such as those provided by the Company. The Company's services support the delivery of television programming through various channels of distribution, including cable, fiber, satellite delivery and file server systems and the Internet.

    Satellite delivery of video programming is accomplished as follows: The video programming is assembled and played back at a playback facility. The program signal is then encoded so that the signal is unintelligible unless it is passed through the proper decoding devices and is transmitted from the playback facility over fiber optic lines to an uplink facility for delivery via satellite. The signal may be transmitted to the satellite as an analog signal or digitally compressed and combined with other signals and transmitted (uplinked) from an earth station to a designated transponder on a communications satellite.

    The transponder receives the analog or digitally compressed program signal uplinked by the earth station, amplifies the signal and broadcasts (downlinks) it to satellite dishes located within the satellite's area of signal coverage. Each transponder can retransmit up to sixteen complete digitally compressed color television signals or one analog color television signal. For cable systems, the encrypted digitally compressed signal received by the cable system's satellite dish is then decoded and decompressed. The cable system then rescrambles the signal using scrambling technology compatible with the addressable set top boxes deployed in its system and then distributes the signal throughout its cable system. For direct-to-home subscribers, their satellite receivers contain the descrambling equipment to decode and decompress the encrypted, digitally compressed signal. To offer premium or pay-per-view services, the set top boxes and satellite receivers must have an electronic "address" and the cable system or satellite service provider must be able to remotely control each customer's set top box or satellite receiver and cause it to descramble the television signal for a specific period of time after the customer has made a purchase of a premium service or pay-per-view feature. The ability to control the scrambling and descrambling of a signal is essential for marketing and delivery of premium and pay-per-view services.

TECHNOLOGY

    Spice began construction of the Operations Facility in the second quarter of 1995. Approximately $1.5 million of the Operations Facility was financed by a capital lease with IBM Credit Corporation ("ICC"), which was later renegotiated. Under the terms of the revised capital lease, ICC provided additional financing, which Spice used to acquire video file servers and tape archives, and ICC agreed to reduce the monthly lease payments. The Operations Facility went into service in the first quarter of 1997.

    Although the Operations Facility integrates both analog (videotape) and digital (data files) technologies to accomplish the objectives of its customers, the Company primarily uses its digital infrastructure. Digital information is easier to store, easier to manipulate and provides higher quality transmissions. In addition, videotape can wear out, in contrast to digitized information. The Company believes that the television programming industry is moving toward an entirely digital platform and that, due to its advanced digital equipment, it is well positioned to provide efficient and effective playback services.

    Utilizing the Operations Facility, the Company can offer network-in-a-box services to multiple programming networks. The Company believes that it can increase the number of channels for which it provides playback services at little extra cost in order to meet any increased demand. However, there can be no assurance that this will be the case.

    The Company believes that its Operations Facility is state-of-the-art. In addition, as new and upgraded technologies develop, the Company believes it can easily adapt to such changes, and can increase the capacity of the Operations Facility, at little extra cost; however, there can be no assurance that this will be the case.

SERVICES

    The Company will be able to provide all or a portion of the technical and creative services necessary to create and distribute a television network over any one of the several available delivery methods including cable, DBS, the Internet and video-on-demand regional file servers.

    POST-PRODUCTION AND FACILITIES

    The Company operates two large analog linear edit facilities. One edit room performs the majority of the "creative" or higher-end post production, utilizing switchers, editors, character generators and Beta SP and digital beta equipment, as well as a voice-over booth. The second edit room is used to perform most of the long-form feature airmastering and promotional reel compilation. In addition, the Company has a third editing facility for digital non-linear editing and two graphic suites used to produce three-dimensional graphics, animation and various forms of content encoding and decoding. The Company also supplies music from its production music libraries. Interstitial pre-compilation is performed in the Company's editing facilities, using software which permits the efficient assembly of high production value visual effects.

    The Company also maintains duplication facilities for both analog and digital tape. An average of 110 75-minute features and 120 minutes of interstitial material is digitized monthly. The Company utilizes primarily two MPEG-2 encoders (the industry standard for the digital encoding of programming), which are capable of taking source material from either analog or digital tape and creating digitized files for video file servers. At the same time, the Company can generate such material in RealVideo and Microsoft NetShow formats (currently the most popular methods of encoding Internet video streams) for full-motion video transmission via the Internet. The duplication facilities are equipped to digitize materials in digital-video-disc format and in alternative formats such as AVI, MPEG-1 and QuickTime. In addition, the Company currently provides one-to-one analog tape dubbing. The analog tape duplication facilities can be expanded to accommodate mass simultaneous tape duplication in various tape formats, including Beta SP, DigiBeta, VHS and SVHS.

    The Company provides library services for storage and traffic of broadcast master tapes. Approximately 15,000 tapes, consisting of studio masters, air tapes and edit materials, are housed in storage. The Company's high-density storage facility can expand its capacity to include an additional 21,700 betacam-sized tapes or an equivalent number of digital linear tapes and CD-ROMs. The Company also maintains a library of still images on slides and photo CDs. The Company offers trafficking services to keep track of analog and digital content by maintaining a traffic database which monitors the location and format of all programming within its facilities. Trafficking information is available to customers 24 hours per day, seven days per week. The Company's barcode system loads and stores both analog tape and digitized programming in the memory of its video file servers.

    Approximately 74 hours per month are spent on mastering (rendering suitable as to format and quality for playback or streaming (as defined herein)) materials for the two Spice networks: 50 hours for features and 24 hours for interstitial programming. In addition, the Company provides full post-production services for two originally-produced Spice movies per month, including editing, graphics, titling, music and duplication. In addition, approximately sixty explicit movies are mastered each month for the four EMI networks, encompassing 80 hours per month.

    NETWORK OPERATIONS AND ENGINEERING

    The Company also provides videotape playback and origination services. Prior to broadcast, program and interstitial material are checked for quality control and may be pre-compiled into final broadcast form prior to on-air playback. Control procedures are used to ensure on-air reliability. A variety of movie and show formatting and time compression services are available to prepare programming for distribution. Commercial, promotional, billboard, warning, logo and other integration, as well as source identification encoding, is performed. The Company also provides program log and traffic support to programmers and affiliate relations and station coordination to aid their ordering and billing services. The Company accepts daily program schedules, programs, promotions and advertising, and delivers 24 hours of seamless daily programming to home satellite subscribers. The Company uses automated robotics systems for broadcast playback. Playback systems are both videotape (analog) and video file server-based (digital), and subtitling and "local avail" (commercial advertisement insertion) are supported.

    The Company currently uses its facilities to service seven channels, the four EMI Networks, the Spice network, the Adam & Eve network and the Spice Hot network. Three channels are digital, originating from MPEG-2 video file servers, and four channels are from analog tape. The Company protects all channels with at least one layer of analog tape back-up. The Company's playback capacity can be expanded to accommodate up to sixteen channels.

    The Company operates industry-standard encryption and/or compression systems as needed for customer satellite distribution. The Company owns one Digicipher II digital encryption and encoding system and three VideoCipher II analog systems, and leases an additional three VideoCipher systems as a back-up. The Company uses a customized approach to satisfy each customer's timeliness, flexibility and reliability requirements. Utilizing automated software control, the programming is then "streamed" from the video file servers and transmitted either to an Internet site or over fiber optic lines to an uplink facility for delivery via satellite. The Company has a contract with Atlantic Satellite Communications, Inc. ("ASC") for uplink services for the Spice Hot network and the other Spice networks. ASC provides an uplink facility which receives programming signals from the Company via fiber optic cable and sends such signals to the transponders leased by the Company. ASC is equipped with the necessary satellite equipment, power supplies and other equipment necessary to provide 24-hour transmission of programming. ASC is currently the Company's sole uplink source; however, there are other providers of uplink facilities. If the Company's agreement with ASC were canceled or terminated, the Company believes that it could replace such services without a material interruption or adverse effect on its results of operations or business, although no assurance can be given with respect thereto. The Company will secure additional uplink services from ASC for new customers; alternatively, customers may arrange to have their signal delivered directly to ASC or another uplink facility, affording customers greater flexibility.


    The Company utilizes satellite transponder services pursuant to the Transponder Agreement. After the Closing Date, the Company will have entered into two new agreements with Loral pursuant to which the Company will lease four transponders, one "platinum" transponder and three "bronze" transponders, directly from Loral. One agreement with Loral for a bronze transponder will expire at the end of 1999; the other agreement with Loral for three transponders will expire in 2004. Platinum service refers to protected non-pre-emptible transponder services. With "platinum" service, the transponder service provider is required to broadcast a signal on the requisite number of transponders, regardless of problems with any specific transponder or satellite. Bronze service refers to non-protected pre-emptible transponder services. With "bronze" service, the transponder service provider is not required to continue to broadcast a signal (although it will do so if there is an available transponder) if there is trouble with the specific transponder or satellite, and may pre-empt such signal in order to provide non-preemptible service to another party.


    The Company believes it can expand its broadcasting services by taking advantage of this transponder capacity. As a result of new technology, up to sixteen digitally compressed signals or two digitally compressed signals plus one analog signal can be broadcast from a single transponder. By expanding and subleasing the excess transponder capacity for ad hoc or other occasional use and bundling this transponder capacity with its other broadcast services, the Company can offer a complete broadcast package at a fixed price. The Company intends to acquire Scientific Atlanta's PowerVu digital compression system, which will allow it to add two digitally compressed signals to each analog signal, at a cost of approximately $180,000 per system. At current market prices for digitally compressed transponder services, the Company believes it can recover this investment in approximately six months. In addition, the Company is negotiating an agreement with EMI whereby EMI will grant the Company the right to insert two digitally compressed television channels onto EMI's transponder (and any replacement thereof). As a result, using the Company's transponders and the capacity to be provided by EMI, the Company will be able to provide digitally compressed transponder services for an additional ten television channels. The Company plans to monitor the marketplace for transponder services with a view to putting its transponder capacity to the most profitable use.

    Using the Operations Facility as a hub for the distribution of digitized video content, Spice pioneered the use of regionally deployed video file servers to deliver video programming. Video file servers are computers which store and distribute compressed digitized programming. Regionally deployed video file servers allow a distributor to tailor the programming distributed to the local demographic audience and provide near-video-on-demand and video-on-demand which cannot be effected by traditional satellite distribution. The Company believes it can leverage the experience of its personnel and management to provide services in connection with the use of video file servers including digitization of content, turnkey refresh of file servers (the ability to replace the video content of the file server) and remote file server management (maintenance of the replacement of video, scheduling of the delivery of content and distribution of content). Because the use of video file servers is in an early developmental stage, the Company cannot accurately assess the market for these services.

    INTERNET HOSTING

    The Company will offer Internet hosting services on a 24 hours per day, seven days per week basis. The Company currently is capable of hosting a website averaging access by 650,000 subscribers daily and can provide web authoring, web-based database publishing, creation of graphics and animation. The Company can "stream" (originating a live video/audio feed) live video or play back upon demand pre-recorded or digitized video over the Internet. In addition, live web-casting of programming can be generated simultaneously with its distribution via satellite.

    The Company currently hosts EMI's free Internet site, SXTV.com, providing promotional materials and adult movie clips for the EMI networks. Approximately 400,000 Internet users access SXTV.com per month. The Company is currently testing for EMI a simultaneous "web-cast" of the EMI networks (broadcasting which can be viewed by a subscriber over the Internet) and in the future plans to make web-casts available to the Internet visitors on a pay-per-view or monthly subscription basis. The Company is also developing for EMI a database accessible library of video clips, which can be selected and downloaded by subscribers for a fee. Once the web-casting and library have been fully developed, the Company may convert parts of SXTV.com to pay sites for EMI.

SALES AND MARKETING

    The Company plans to position itself as a video service firm that in one location can store, catalog and distribute video content in any medium, including analog video, digital video, internet streaming video and digital video disc. By offering network-in-a-box services, the Company intends to become a "one-stop-shop" for the creation and distribution of television networks and Internet programming. The Company will rely on the business contacts and experience of Messrs. Faherty, McDonald and Kirby to attract customers and market the Company's business. There can be no assurance that the Company will be able to attract and maintain additional customers. In the event the Company does not acquire new customers, it will be materially and adversely affected. Once the Company has developed additional clients, the Company intends to hire sales personnel.

CUSTOMERS

    The Company's customers are currently comprised of Spice, EMI and BET. After the Merger, the Company's customers will be comprised of EMI, PEGI, Califa and BET. The Company will provide complete post-production, facilities, network operations, engineering and transponder services for the four EMI networks for a monthly fee. In addition, the Company will provide Internet hosting services for EMI and will license its rights to Spice's library of adult films to EMI. Pursuant to the Playboy Mandatory Services Agreement, the Company will provide network operations and engineering services for a minimum of two networks for two years, which period may be extended at PEGI's request, subject to negotiation of services and prices. At PEGI's request, the Company may also provide playback and uplink services for additional Playboy channels. In addition, if PEGI elects to engage a third party to provide additional services, including (i) traffic, library and quality control services, (ii) satellite security, (iii) network integration and scheduling, (iv) creative services, (v) duplication, editing and encoding for the networks or (vi) all services relating to the distribution of the Spice networks (other than the Spice Hot network) or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, PEGI shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party. See "Arrangements After the Merger--Relationship with New Playboy." Pursuant to the Califa Mandatory Services Agreement, the Company will provide network operations and engineering services for one network for two years, which period may be extended at Califa's request, subject to negotiation of services and prices. In addition, if Califa elects to engage a third party to provide additional services, including (i) traffic, library and quality control services, (ii) satellite security, (iii) network integration and scheduling, (iv) creative services, (v) duplication, editing and encoding for the network or (vi) all services relating to the distribution of the network or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, Califa shall retain the Company to provide such services; provided that the Company can provide such services at the same price and quality as such third party. See "Arrangements After the Merger--Relationship with Califa." In addition, the Company provides digitally compressed transponder services to BET using a channel on the transponder to be retained by Spice. Spice will permit the Company to continue to use this channel at no charge, subject to Spice's right to recapture the channel upon prior notice to the Company. See "The Contribution and the Share Transfer--Terms of the Transfer and Redemption Agreement."

    The Company believes it can build a customer base for its playback services by providing state-of-the-art equipment and technology and superior customer service at competitive prices. The Company will offer its services in a single package, for one price, or on an a la carte basis, with the price per service determined pursuant to a rate card. The Company believes that a la carte services will be attractive to potential customers who would use the Company to provide basic network operational services.

    Potential customers of the Company may include television and Internet programmers, producers of original programming, owners of television and film libraries, creators of visual effects and television and film studios. As reported by the National Cable Television Association, more than 50 new channels are expected to be launched in 1998, many of which will be unaffiliated with existing networks. These new networks will be the Company's principal target customers. See "--Sales and Marketing."

COMPETITION

    The broadcast services segment of the entertainment services industry is highly fragmented with no single participant having a dominant share. Competitors include independent service providers, such as Four Media Company and Speer Communications, Ltd., and television programmers who perform such services in-house. The Company's current and potential competitors are likely to have substantially greater financial, technical, marketing or other resources than the Company.

EMERALD MEDIA OPTION

    In an effort to productively utilize available transponder capacity, Spice began providing transponder services to EMI in the fourth quarter of 1996. As part of these arrangements, EMI granted Spice the Emerald Media Option. Prior to consummation of the Merger, Spice will contribute the Emerald Media Option to the Company. See "The Contribution and the Share Transfer." The Emerald Media Option currently provides that the Company may acquire all of the assets or capital stock of EMI for $755,000. The Emerald Media Option has no expiration date and the Company plans to hold the Emerald Media Option indefinitely.

    The Company currently has no intent to exercise the Emerald Media Option. In assessing whether to exercise the Emerald Media Option, the Company will review the results of EMI's operations and whether combining EMI's results with the Company's results of operations will positively impact the Company's net income. The Company will weigh against any positive effect on net income the risks associated with operating the EMI networks and any potential adverse impact on the Company's other businesses. See "Risk Factors--Risks Associated with Exercise of the Emerald Media Option."

    EMI is a leading provider of explicit adult programming via "direct to the home" service to households with large satellite dishes receiving a C-Band low power analog signal and owns and operates the three leading C-Band adult programming networks: Eurotica, XXXcite and The X! Channel. In addition, EMI has recently launched a fourth C-Band adult programming network, Rogue TV (the four networks being referred to herein as the "EMI Networks"). EMI sells its network programming on a subscription basis and on a pay-per-view basis. Customers of EMI purchase a block of programming for a period of time--one day, one month, three months, six months, one year, etc.--for a fixed fee. As of September 30, 1998, EMI had approximately 179,000 subscriptions for the EMI Networks. For the nine months ended September 30, 1998, EMI had net subscription revenue of approximately $12.0 million. In addition, EMI has a free Internet site, SXTV.com, which provides promotional materials and adult movie clips for the EMI Networks. Approximately 400,000 Internet users access SXTV.com per month.

    The Company provides playback and other broadcasting services for the EMI Networks. For a description of such playback services, see "--Services."

EMPLOYEES

    Upon consummation of the Merger, the Company expects to employ approximately 34 persons, all of whom are expected to be full-time employees. None of the Company's employees will be covered by collective bargaining agreements. The Company believes that its relationship with its employees will be satisfactory.

PROPERTY

    The Company currently occupies a portion of the premises leased by Spice at 536 Broadway, New York, New York. The Company is negotiating with the landlord of the building to split up Spice's office lease so that, commencing on the consummation of the Merger, the Company will lease approximately 8,250 square feet of space, comprising the 10th floor, directly from the landlord. The Company does not expect its annual rent to exceed $25 per square foot or approximately $206,000, subject to standard escalations, plus $30,000 for use of the roof of the building. The landlord has proposed that the Company's new lease expire May 31, 2003.

LEGAL PROCEEDINGS

    The Company is not currently involved in any legal proceedings. From time to time, the Company may become a party to legal actions in the normal course of its business. See "Risk Factors--Risks Associated with Exercise of the Emerald Media Option--Provision of Sexually Explicit Content" and "Risk Factors-- Risks Associated with Exercise of the Emerald Media Option--Government Regulation."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                      AGE      POSITION
------------------------------------      ---      ---------------------------------------------------------------------

J. Roger Faherty....................          59   Chairman of the Board of Directors and
                                                     Chief Executive Officer

Donald J. McDonald, Jr. ............          46   President and Director

John R. Sharpe......................          34   Vice President, Chief Financial Officer and Treasurer

Richard Kirby.......................          38   Executive Vice President and Secretary

Richard Cohen.......................          47   Director

Rudy R. Miller......................          51   Director

Leland H. Nolan.....................          52   Director

    J. ROGER FAHERTY has been Chairman of the Board and Chief Executive Officer of the Company since its incorporation. Mr. Faherty has been Chairman of the Board and a director of Spice since December 1991. In 1991 he was elected as the Chief Executive Officer of Spice and became President of Spice in 1996. At the Closing Date, Mr. Faherty will resign from Spice and from the Spice board of directors. See"--CERTAIN PROCEEDINGS."

    DONALD J. MCDONALD, JR. has been President and a director of the Company since its incorporation. Mr. McDonald has been president of Spice Direct, Inc. since 1996. Spice Direct, Inc. is a wholly-owned subsidiary of Spice and is principally engaged in marketing Spice's products and services directly to consumers. From 1990 to 1995, Mr. McDonald was President of Summit Corporate Group, a venture capital fund involved in the video production and television programming industries. At the Closing Date, Mr. McDonald will resign from Spice Direct, Inc.

    JOHN R. SHARPE has been Vice President, Chief Financial Officer and Treasurer of the Company since its incorporation. Mr. Sharpe has been an employee of Spice since 1995. In 1997, he was appointed Vice President, Controller and Chief Accounting Officer of Spice. From 1991 through 1994, Mr. Sharpe was a Divisional Controller for U.S. Services, Inc., a publicly traded software development company. At the Closing Date, Mr. Sharpe will resign from Spice.

    RICHARD KIRBY has been Executive Vice President and Secretary of the Company since its incorporation. Mr. Kirby has been an executive officer of Spice since 1988 and is currently Senior Vice President, Network Operations, and Chief Technology Officer of Spice. At the Closing Date, Mr. Kirby will resign from Spice.

    RICHARD COHEN has been a director of the Company since its incorporation. Since 1996, he has been President of Richard M. Cohen Consultants, Inc. From 1993 through 1995, Mr. Cohen was President of General Media, Inc., an adult media company. From 1988 through 1993, Mr. Cohen was Director of Investment Banking at Furman Selz, Inc.

    RUDY R. MILLER has been a director of the Company since its incorporation. He has served as Chairman, President and Chief Executive Officer of Miller Management Corp., a financial consulting firm, since 1972 and of Miller Capital Corp., a venture capital, financial services and investor relations firm, since 1993. Mr. Miller has been a Director of Spice since July 1996. Mr. Miller was also a member of the board of directors of America West Airlines from 1982 to 1986 and a member of the board of directors of Jacor Communications Inc., one of the largest radio broadcasting groups in the United States, from 1979 to 1989. At the Closing Date, Mr. Miller will resign from the Spice board of directors.

    LELAND H. NOLAN has been a director of the Company since its incorporation. Mr. Nolan has been a director of Spice since 1988 and from that time until the end of 1995, held various executive positions with Spice, most recently as Vice Chairman, International Initiatives. From 1996 to 1998, Mr. Nolan was a consultant to Infoglobal, S.A., a telecommunications, engineering and consulting firm based in Madrid, Spain. Mr. Nolan is currently pursuing international opportunities in businesses which provide high speed internet access and interactive services. At the Closing Date, Mr. Nolan will resign from the Spice board of directors.

    The Company's Board of Directors is divided into three classes. Mr. Cohen serves in the class whose term expires in 1999; Messrs. Miller and Nolan serve in the class whose term expires in 2000; and Messrs. Faherty and McDonald serve in the class whose term expires in 2001. Upon the expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires. Directors will hold office until the expiration of their term and until that director's successor has been duly elected and qualified.

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

    CERTAIN PROCEEDINGS


    Recently, the National Adjudicatory Council of the National Association of Securities Dealers, Inc. (the "NASD") (the self-regulatory organization for broker-dealers) reversed in part and affirmed in part a decision of the NASD Market Surveillance Committee regarding Mr. Faherty's activities as a corporate finance consultant to a now defunct brokerage firm, Hibbard Brown & Co. Inc., by dismissing two of three remaining causes of action against Mr. Faherty and rejecting findings that he had violated NASD Conduct Rules 2110, 2120 and 2440, as well as Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. These activities occurred prior to Mr. Faherty's becoming the Chief Executive Officer and Chairman of Spice in 1991 and were unrelated to Spice. The decision of the National Adjudicatory Council (the "Decision") did, however, hold that his activities with the brokerage firm gave rise to aider-and-abettor liability for such firm's violation of Section 15(c) of the Exchange Act, which prohibits the purchase or sale of securities by brokers or dealers involving manipulative, deceptive or fraudulent devices or contrivances, and Rule 15c1-2 promulgated thereunder, which defines such conduct. The Decision affirmed the imposition on Mr. Faherty of a censure and a bar from association with any member firm of the NASD, but reduced the fine assessed to $150,000. Mr. Faherty has appealed the Decision to the Securities and Exchange Commission. As a result of the appeal, enforcement of the sanctions has been stayed.


BOARD COMMITTEES

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for selecting the Company's independent accountants for approval by the Board of Directors; reviewing the scope, results and costs of the audit with the Company's independent accountants; and reviewing the financial statements and accounting and control practices of the Company. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's 1998 Stock Incentive Plan.

DIRECTOR COMPENSATION

    The Company pays $1,000 per meeting, plus expenses, and $250 per telephone conference to non-officer directors serving on the Board of Directors. In addition, at the end of each fiscal year, each non-employee director will receive options to purchase 1,250 shares of Company Common Stock. See "--Benefit Plans--1998 Stock Incentive Plan for Outside Directors."

EXECUTIVE COMPENSATION

    No executive officer of the Company was paid any compensation by the Company during 1997 or in the nine months ended September 30, 1998. None of the executive officers of the Company is expected to earn more than $100,000 in total compensation in 1998. The annual salary for the executive officers is described below under "--Employment Agreements." Executive officers of the Company may be granted stock options and other benefits as described below under "--Benefit Plans."

EMPLOYMENT AGREEMENTS

    On or before the Closing Date, the Company will enter into an employment agreement with Mr. Faherty providing for his employment as Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for a six-year term; in each year that the agreement is not terminated, the term is extended for five years from that anniversary date. The agreement provides for an annual base salary of $367,500 to be adjusted annually as determined by the Company. In addition, pursuant to the agreement, the Company will reimburse Mr. Faherty for automobile costs.

    On or before the Closing Date, the Company will enter into employment agreements with each of Messrs. McDonald, Kirby and Sharpe providing for the employment of Mr. McDonald as President of the Company, Mr. Kirby as Executive Vice President of the Company and Mr. Sharpe as Vice President and Chief Financial Officer of the Company. The employment agreements of Messrs. McDonald and Kirby provide for a term ending on December 31, 2001. The employment agreement of Mr. Sharpe provides for a term ending on December 31, 2000. The agreements provide for an annual base salary of $185,000, $183,750 and $115,000 for Messrs. McDonald, Kirby and Sharpe, respectively, to be adjusted annually as determined by the Company in its sole discretion. Each agreement other than Mr. Faherty's also contains a non-competition covenant pursuant to which the executive is prohibited from competing with the Company during his employment by the Company and for one year thereafter. The agreements further provide that in the event that employment is terminated by the Company without cause (as defined therein) or by the executive for good reason (as defined therein), the executive is entitled to receive an amount equal to base salary, payable in monthly installments through the longer of (i) the applicable termination date or (ii) nine months. In the event of the disability or death of the executive, the Company will continue to make base salary payments to the executive or his estate for twelve months following such death or disability. In addition, the agreements provide that the executive will be entitled to a severance payment if the Company terminates the executive's employment within 18 months following a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Company will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers or directors serving as a member of the Company's Board of Directors or Compensation Committee.

BENEFIT PLANS

    401(K) PLAN. On or before the Closing Date, the Company will establish a 401(k) retirement savings plan (the "401(k) Plan"), in which all qualified employees, including executive officers, are eligible to participate. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax salary (up to a statutorily prescribed annual limit, $10,000 in 1998) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The Company at the discretion of the Board of Directors, may match employee contributions. Contributions to the 401(k) Plan shall be invested as determined by the 401(k) Plan trustees, Messrs. Faherty and Sharpe. The trustees intend to retain Morgan Stanley Dean Witter Discover to invest and administer the 401(k) Plan.

    1998 STOCK INCENTIVE PLAN.

    On July 25, 1998, the Board of Directors adopted the Directrix, Inc. Stock Incentive Plan (the "Plan"). The Plan is designed to promote the interests of the Company and its stockholders by providing the Company's key employees with appropriate incentives and rewards to encourage them to continue in the employ of the Company and to maximize their performance. The following is a summary of the material features of the Plan.

    GENERAL. The Plan provides for the issuance of a total of up to 200,000 authorized and unissued shares of Company Common Stock or treasury shares of Company Common Stock, at the discretion of the Compensation Committee or such other committee of the Board of Directors as the Board of Directors appoints to administer the Plan.

    The Plan specifically provides for the grant of (i) non-qualified stock options, (ii) incentive stock options ("ISOs"), (iii) limited stock appreciation rights, (iv) tandem stock appreciation rights, (v) dividend equivalent rights,
(vi) stand-alone stock appreciation rights, (vii) shares of restricted stock,
(viii) shares of phantom stock, (ix) stock bonuses and (x) cash bonuses (collectively, "Incentive Awards"). The Plan also provides that the Compensation Committee may grant other types of stock-based awards in such amounts and subject to such terms and conditions as the Compensation Committee, in its discretion, determines.

    The exercise price per share of each ISO granted under the Plan must be the fair market value of a share of Company Common Stock on the date on which such ISO is granted. An ISO granted to any holder of stock representing more than ten percent of the total combined voting power of all classes of stock of the Company is subject to the following additional limitations: (i) the exercise price per share of the ISO must be at least 110% of the fair market value of a share of Company Common Stock at the time any such ISO is granted and (ii) the ISO cannot be exercisable after the expiration of five years after the grant date. The aggregate fair market value of shares of Company Common Stock for which ISOs are exercisable (as determined on the grant date) by a participant during any calendar year under the Plan, or any other plan of the Company or its subsidiaries, may not exceed $100,000.

    In general, no Incentive Award is transferable other than by will or the laws of descent and distribution (except to the extent an agreement evidencing an Incentive Award permits certain transfers to certain members of a participant's family or to certain trusts).

    GRANTS UNDER THE PLAN. Key employees, including officers of the Company and its affiliates, will be eligible to receive grants of Incentive Awards. The Compensation Committee will determine which key employees receive grants of Incentive Awards, the type of Incentive Awards granted and the number of shares subject to each Incentive Award. Subject to the terms of the Plan, the Compensation Committee also will determine the prices, expiration dates and other material features of Incentive Awards granted under the Plan. The maximum number of shares of Company Common Stock with respect to which any individual may be granted Incentive Awards during any one year is 20,000 shares. No Incentive Award may be granted under the Plan after July 25, 2008. The Company expects that at the Closing Date approximately 50,000 options will be granted to officers and other key employees.

    ADMINISTRATION. The Compensation Committee will administer the Plan and has the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it deems necessary or appropriate. All decisions and determinations of the Compensation Committee are final and binding on all parties.

    The Compensation Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any option or stock appreciation right granted under the Plan becomes exercisable or otherwise adjust any of the terms of such option or stock appreciation right, (ii) accelerate the date on which any Incentive Award vests,
(iii) waive any condition imposed under the Plan with respect to any Incentive Award or (iv) otherwise adjust any of the terms of any Incentive Award.

    The Board of Directors may, at any time, suspend, discontinue, revise or amend the Plan; PROVIDED, HOWEVER, that stockholder approval shall be obtained for any amendment for which such approval is required under Section 422 of the Code (related to the grant of ISOs) or required to treat some or all of the Incentive Awards as "performance-based compensation" within the meaning of
Section 162(m) of the Code. No amendment or modification may, without the consent of a participant, reduce the participant's rights under any previously granted and outstanding Incentive Award except to the extent that the Board of Directors determines that such amendment is necessary or appropriate to prevent such Incentive Awards from constituting "applicable employee remuneration" within the meaning of Section 162(m) of the Code.

    OTHER FEATURES OF THE PLAN. Incentive Awards granted under the Plan and shares acquired pursuant thereto will be subject to a number of rights and restrictions, including provisions relating to a change in control of the Company and the termination of employment or service of the grantee.

    1998 STOCK INCENTIVE PLAN FOR OUTSIDE DIRECTORS.

    On November 6, 1998, the Board of Directors adopted the Directrix, Inc. Stock Incentive Plan for Outside Directors (the "Directors Plan"). The Directors Plan is designed to promote the interests of the Company and its stockholders by providing the Company's non-employee directors with appropriate incentives and rewards to encourage them to take a long-term outlook when formulating Company policy and to encourage such individuals to remain on the Board of Directors. The following is a summary of the material features of the Directors Plan.

    GENERAL. The Directors Plan provides for the issuance of a total of up to 20,000 authorized and unissued shares of Company Common Stock or treasury shares of Company Common Stock, at the discretion of the Compensation Committee or such other committee of the Board of Directors as the Board of Directors appoints to administer the Directors Plan. The Directors Plan specifically provides for the grant of non-qualified stock options and limited stock appreciation rights (together, "Directors Incentive Awards").

    In general, no Directors Incentive Award is transferable other than by will or the laws of descent and distribution (except to the extent an agreement evidencing a Directors Incentive Award permits certain transfers to certain members of a participant's family or to certain trusts).

    GRANTS UNDER THE DIRECTORS PLAN. Only members of the Board of Directors who are not employees of the Company or its affiliates will be eligible to receive grants of Directors Incentive Awards. There are currently three non-employee directors of the Company. Directors Incentive Awards under the Directors Plan are granted automatically on the last trading day of each fiscal year of the Company to each director who is, on such date, eligible to participate in the Directors Plan. The Directors Incentive Awards will be in the form of non-qualified stock options to purchase 1,250 shares of Company Common Stock and may include limited stock appreciation rights with respect to the same number of shares. Subject to the terms of the Directors Plan, the Compensation Committee will determine the expiration dates and other material features of Directors Incentive Awards granted under the Directors Plan. No Directors Incentive Award may be granted under the Directors Plan after November 6, 2003.

    ADMINISTRATION.   The Compensation Committee will administer the Directors
Plan and has the authority to interpret and construe any provision of the Directors Plan and to adopt such rules and regulations for administering the Directors Plan as it deems necessary or appropriate. All decisions and determinations of the Compensation Committee are final and binding on all parties.

    The Compensation Committee may, in its absolute discretion, without amendment to the Directors Plan, (i) accelerate the date on which any option or stock appreciation right granted under the Directors Plan becomes exercisable or otherwise adjust any of the terms of such option or stock appreciation right,
(ii) accelerate the date on which any Directors Incentive Award vests, (iii) waive any condition imposed under the Directors Plan with respect to any Directors Incentive Award or (iv) otherwise adjust any of the terms of any Directors Incentive Award.

    The Board of Directors may, at any time, suspend, discontinue, revise or amend the Directors Plan; PROVIDED, HOWEVER, that stockholder approval shall be obtained for any amendment for which such approval is required under Rule 16b-3 promulgated under the Exchange Act. No amendment or modification may, without the consent of a participant, reduce the participant's rights under any previously granted and outstanding Directors Incentive Award except to the extent that the Board of Directors determines that such amendment is necessary or appropriate to prevent such Directors Incentive Awards from constituting "applicable employee remuneration" within the meaning of Section 162 (m) of the Code.

    OTHER FEATURES OF THE DIRECTORS PLAN. Directors Incentive Awards granted under the Directors Plan and shares acquired pursuant thereto will be subject to a number of rights and restrictions, including provisions relating to a change in control of the Company and the termination of service of a grantee.

    OTHER PLANS. The Company is currently considering the implementation of a cash incentive plan for executive officers and key employees pursuant to which bonuses will be granted based upon the Company's performance.

                              CERTAIN TRANSACTIONS

    J. Roger Faherty, Leland H. Nolan and Donald J. McDonald have agreed to provide the Company a revolving line of credit of up to an aggregate of $1.5 million at the Closing Date (the "Credit Facility"). Messrs. Faherty, Nolan and McDonald will provide 60.0%, 26.67% and 13.33%, respectively, of each extension of credit under the Credit Facility. Interest will be payable monthly in arrears at a rate of 11% per annum. Total borrowings under the Credit Facility will have a final maturity date of the second anniversary of the Closing Date. The Credit Facility will be secured by accounts receivable, equipment, intellectual property, certain intangibles and the proceeds from the sale of accounts receivable and equipment.

    In consideration of providing the Credit Facility, on the Closing Date, Messrs. Faherty, Nolan and McDonald will receive 27,000, 12,000 and 6,000 warrants to purchase Company Common Stock (collectively, the "Lenders Warrants"), respectively. The Company has reserved the right to replace the Credit Facility with financing from an alternative source. If the Company replaces the Credit Facility with alternative financing prior to borrowing any amount under the Credit Facility, Messrs. Faherty, Nolan and McDonald will receive only half of the number of Lenders Warrants they would have otherwise received. Each Lenders Warrant will entitle the holder thereof to purchase, at any time until the tenth anniversary of the Closing Date, one share of Company Common Stock at an exercise price of $.01. In addition, Messrs. Faherty, Nolan and McDonald will have the right to (a) request the Company to register their Lenders Warrants and the Company Common Stock for which such Lenders Warrants are exercisable and (b) include their Lenders Warrants and the Company Common Stock for which such Lenders Warrants are exercisable in certain registration statements filed by the Company.

    The Company believes that the terms of the Credit Facility are no less favorable than those that could be negotiated with an independent third party on an arm's length basis.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

    Based on ownership of Spice Common Stock as of October 31, 1998 (see the Proxy Statement/ Prospectus) and assuming an Exchange Ratio of 0.125 for one, the following table sets forth the number and percentage of outstanding shares of the Company Common Stock that are expected to be beneficially owned, following the Share Transfer, by (i) each person who, to the knowledge of the Company, will own beneficially more than 5% of the outstanding shares of Company Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Using the Exchange Ratio of 0.125 for one, the number of shares of Company Common Stock beneficially owned by the following stockholders on the Closing Date will be equal to 12.5% of the number of shares of Spice Common Stock owned by them on the Closing Date. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below will have sole voting and investment power with respect to their shares of Company Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                                                 PERCENTAGE OF
                                                                     SHARES BENEFICIALLY            SHARES
NAME AND ADDRESS                                                           OWNED(1)             OUTSTANDING(2)
----------------------------------------------------------------  --------------------------  -------------------

J. Roger Faherty(3)(4)..........................................             192,365                    9.16%
536 Broadway, 10th Floor
New York, New York 10012

Donald J. McDonald, Jr. (4).....................................              17,250                    0.83%
536 Broadway, 10th Floor
New York, New York 10012

Richard Kirby...................................................              22,125                    1.07%
536 Broadway, 10th Floor
New York, New York 10012

John Sharpe.....................................................               2,225                    0.11%
536 Broadway, 10th Floor
New York, New York 10012

Richard Cohen...................................................              11,250                    0.54%
630 Fifth Avenue, Suite 601
New York, New York 10111

Rudy R. Miller..................................................               8,750                    0.42%
4909 East McDowell Road
Phoenix, Arizona 85008

Leland H. Nolan (4).............................................             138,899                    6.66%
17 Thompson Street
New York, New York 10012

Lindemann Capital Advisors LLC (5)..............................             209,752                   10.12%
767 Fifth Avenue
New York, New York 10153

T. Rowe Price New Horizons Fund Inc. (6)........................              81,250                    3.92%
P.O. Box 17218
Baltimore, Maryland 21202

All directors and executive officers as a group
  (7 persons)...................................................             392,864                   18.54%

------------------------

(1) Assumes exercise of all Spice options and warrants held by such persons immediately prior to the Merger and the distribution of the shares of the Company Common Stock issuable upon exercise of such options and warrants as part of the Merger Consideration.

(2) Assumes exercise of all outstanding options and warrants of Spice.

(3) Mr. Faherty's shares do not include 1,657 shares owned by his wife or 1,350 shares owned by his children. Mr. Faherty does not have or share voting or investment power over the shares owned by his wife or his children and disclaims beneficial ownership of such shares.

(4) Includes the shares of Company Common Stock issuable upon exercise of the Lenders Warrants.

(5) The information concerning beneficial ownership of Spice Common Stock by Lindemann Capital Advisors, LLC was obtained from a Schedule 13G and a Form 3 and Form 4 filed with the Commission by such stockholder. Pursuant to such Form 3 and Form 4, the stockholder reported that the securities are held in accounts managed by Lindemann Capital Advisors, LLC. Adam M. Lindemann, as Managing Member of the Lindemann Capital Advisors, LLC, may be deemed to have a pecuniary interest in all or portion of such securities.

(6) The information concerning beneficial ownership of Spice Common Stock by T. Rowe Price New Horizons Fund, Inc. ("New Horizons Fund") was obtained from a
    Schedule 13G filed with the Commission by such stockholder. Pursuant to such
    Schedule 13G, the securities are owned by various individual and institutional investors including New Horizons Fund. T. Rowe Price Associates, Inc. serves as investment advisor to New Horizons Fund and has the power to direct investments and/or sole power to vote the securities.

                           DESCRIPTION OF SECURITIES

    At the Closing Date, the authorized capital stock of the Company will consist of 25,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). At the Closing Date, the Company is expected to have outstanding approximately 2,074,785 shares of Company Common Stock and no shares of Preferred Stock. Set forth below is a description of the Company's capital stock.

COMMON STOCK

    Holders of Company Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Company Common Stock entitled to vote in any election of directors may elect all of the directors standing for election (other than those directors, if any, who are to be elected by the holders of any series of preferred stock, if any). Holders of Company Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Company Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Company Common Stock have no preemptive, subscription, redemption or conversion rights. All of the shares of Company Common Stock to be distributed pursuant to the Share Transfer will be fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further stockholder approval, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares of Preferred Stock constituting any series of Preferred Stock. The Company has no present plans to issue any shares of Preferred Stock.

    The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The rights, preferences and privileges of holders of Company Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. At the Closing Date, there will be no shares of Preferred Stock outstanding. See "Risk Factors--Anti-Takeover Provisions."

WARRANTS

    For a description of the Lenders Warrants, see "Certain Transactions."

DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF
  INCORPORATION AND BY-LAWS

    The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A

"business combination" includes mergers, asset sales and certain other transactions. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Company Common Stock held by stockholders. A corporation may, at its option, exclude itself from the coverage of Section 203 of the Delaware Law by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage; provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or By-laws.

    The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Company's By-Laws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The classification of the Board of Directors and the limitations on the removal of directors and filing of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The By-Laws provide that a special meeting of the stockholders may only be called by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by 75% of the members of the Board of Directors then in office. Under the By-Laws, in order for any matter to be considered "properly brought" before a meeting of stockholders, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholders actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The Certificate of Incorporation contains certain provisions permitted under the Delaware Law relating to the liability of directors. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors. The Certificate of Incorporation includes a provision eliminating a director's liability for monetary damages for a breach of fiduciary duty, except for the breach of a directory's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived any improper personal benefit and for certain other actions. In addition, the Certificate of Incorporation provides for the indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by the Delaware Law. This indemnification shall not be exclusive of any other rights by which a director, officer, employee or agent may be entitled to under any by-law, arrangement, or vote of stockholders or disinterested directors.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    Harris Trust and Savings Bank will act as transfer agent for the Company Common Stock in connection with the Share Transfer and the Merger. The transfer agent and registrar for the Company Common Stock will be the American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

    The validity of the shares of Company Common Stock will be passed upon for the Company by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1996 and December 31, 1997 have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form SB-2 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Company Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Company Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                DIRECTRIX, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Certified Public Accountants.........................................................         F-2

Balance Sheets as of December 31, 1997 and September 30, 1998 (unaudited)..................................         F-3

Statements of Operations for the years ended December 31, 1996 and 1997 and the nine months ended September
  30, 1997 and 1998 (unaudited)............................................................................         F-4

Statement of Stockholder's Equity for the years ended December 31, 1996 and 1997 and the nine months ended
  September 30, 1998 (unaudited)...........................................................................         F-5

Statements of Cash Flows for the years ended December 31, 1996 and 1997 and the nine months ended September
  30, 1997 and 1998 (unaudited)............................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
Directrix, Inc.

    We have audited the accompanying balance sheet of Directrix, Inc. (a Delaware corporation) as of December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Directrix, Inc. as of December 31, 1997, and the results of its operations and cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

New York, New York
July 10, 1998 (except for Notes 1, 5, 6 and
  10, as to which the date is July 25, 1998)

                                DIRECTRIX, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,   SEPTEMBER 30,
                                                                                          1997           1998
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
                                      ASSETS:
Current assets:
  Accounts receivable, less allowance for doubtful accounts of $1,753,000 in 1997
    and $1,753,000 in 1998..........................................................  $     772,000   $   755,000
  Prepaid expenses and other current assets.........................................         73,000       577,000
                                                                                      -------------  -------------
    Total current assets............................................................        845,000     1,332,000
  Property and equipment............................................................      4,134,000     3,668,000
  Library of movies, net............................................................        809,000       897,000
  Other assets......................................................................         51,000        51,000
                                                                                      -------------  -------------
                                                                                      $   5,839,000   $ 5,948,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                       LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Current portion of obligations under capital leases...............................  $     522,000   $   541,000
  Accounts payable..................................................................        252,000       220,000
  Accrued expenses and other current liabilities....................................         80,000       108,000
  Deferred income...................................................................        109,000       --
                                                                                      -------------  -------------
    Total current liabilities.......................................................        963,000       869,000
  Obligations under capital leases..................................................        552,000       141,000
                                                                                      -------------  -------------
    Total liabilities...............................................................      1,515,000     1,010,000

Commitments and contingencies

Stockholder's equity
  Contributed equity................................................................      9,859,000    12,567,000
  Accumulated deficit...............................................................     (5,535,000)   (7,629,000)
                                                                                      -------------  -------------
    Total stockholder's equity......................................................      4,324,000     4,938,000
                                                                                      -------------  -------------
                                                                                      $   5,839,000   $ 5,948,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                DIRECTRIX, INC.

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED                  NINE MONTHS ENDED
                                                             DECEMBER 31,                   SEPTEMBER 30,
                                                    ------------------------------  -----------------------------
                                                         1996            1997            1997           1998
                                                    --------------  --------------  --------------  -------------

                                                                                             (UNAUDITED)
Revenues:.........................................  $   10,329,000  $   10,658,000  $    8,028,000  $   7,489,000
                                                    --------------  --------------  --------------  -------------
Operating expenses:
  Salaries, wages and benefits....................       1,356,000       2,198,000       1,562,000      1,971,000
  Library amortization............................         296,000         378,000         290,000        247,000
  Satellite costs.................................         901,000       4,834,000       3,454,000      4,929,000
  Selling, general and administrative expenses....       1,517,000       3,459,000       3,225,000      1,592,000
  Depreciation of fixed assets....................       5,956,000       1,906,000       1,600,000        746,000
                                                    --------------  --------------  --------------  -------------
Total operating expenses..........................      10,026,000      12,775,000      10,131,000      9,485,000
                                                    --------------  --------------  --------------  -------------
      Total income (loss) from operations.........         303,000      (2,117,000)     (2,103,000)    (1,996,000)
Interest expense..................................       4,979,000       1,090,000       1,058,000         98,000
Gain from transponder lease amendment.............        --            (2,348,000)     (2,348,000)      --
                                                    --------------  --------------  --------------  -------------
      Net income (loss)...........................  $   (4,676,000) $     (859,000) $     (813,000) $  (2,094,000)
                                                    --------------  --------------  --------------  -------------
                                                    --------------  --------------  --------------  -------------
UNAUDITED PRO FORMA
  NET INCOME (LOSS) PER COMMON
  SHARE (Note 2)..................................  $        (2.25) $        (0.41) $        (0.39) $       (1.01)
                                                    --------------  --------------  --------------  -------------
                                                    --------------  --------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                DIRECTRIX, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                                        CONTRIBUTED    ACCUMULATED
                                                                          EQUITY         DEFICIT         TOTAL
                                                                       -------------  -------------  -------------
Balance at January 1, 1996...........................................  $   2,976,000  $           0  $   2,976,000
Net loss for the year................................................                    (4,676,000)    (4,676,000)
Net transfers from Spice.............................................      1,297,000                     1,297,000
                                                                       -------------  -------------  -------------
Balance at December 31, 1996.........................................      4,273,000     (4,676,000)      (403,000)
Net loss for the year................................................                      (859,000)      (859,000)
Net transfers from Spice.............................................      5,586,000                     5,586,000
                                                                       -------------  -------------  -------------
Balance at December 31, 1997.........................................      9,859,000     (5,535,000)     4,324,000
Net loss for the period (unaudited)..................................                    (2,094,000)    (2,094,000)
Net transfers from Spice (unaudited).................................      2,708,000                     2,708,000
                                                                       -------------  -------------  -------------
Balance at September 30, 1998 (unaudited)............................  $  12,567,000  $  (7,629,000) $   4,938,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The accompanying notes are an integral part of this financial statement.

                                DIRECTRIX, INC.
                            STATEMENT OF CASH FLOWS

                                                             YEAR ENDED                  NINE MONTHS ENDED
                                                            DECEMBER 31,                   SEPTEMBER 30,
                                                   ------------------------------  ------------------------------
                                                        1996            1997            1997            1998
                                                   --------------  --------------  --------------  --------------

                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $   (4,676,000) $     (859,000) $     (813,000) $   (2,094,000)
                                                   --------------  --------------  --------------  --------------
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization of fixed
    assets.......................................       5,956,000       1,906,000       1,600,000         746,000
  Gain on transponder lease amendment............        --            (2,348,000)     (2,348,000)       --
  Amortization of library of movies..............         296,000         378,000         290,000         247,000
  Provision for bad debts........................         300,000       1,453,000       1,453,000        --
  Changes in assets and liabilities:
    Increase in accounts receivable..............        (576,000)     (1,949,000)     (1,932,000)         17,000
    Increase in prepaid expenses and other
      current assets.............................         (11,000)        (52,000)        (74,000)       (504,000)
    Decrease (increase) in other assets..........           2,000          (3,000)       --              --
    Increase (decrease) in accounts payable and
      accrued expenses...........................       1,193,000      (1,011,000)       (875,000)         (4,000)
    Increase (decrease) in deferred income.......        --               109,000         218,000        (109,000)
                                                   --------------  --------------  --------------  --------------
      Total adjustments..........................       7,160,000      (1,517,000)     (1,668,000)        393,000
                                                   --------------  --------------  --------------  --------------
      Net cash provided by (used in) operating
        activities...............................       2,484,000      (2,376,000)     (2,481,000)     (1,701,000)
                                                   --------------  --------------  --------------  --------------
Cash flows from investment activities:
  Purchase of property and equipment.............        (793,000)       (750,000)       (462,000)       (280,000)
  Purchase of rights to movies...................        (289,000)       (549,000)       (344,000)       (335,000)
                                                   --------------  --------------  --------------  --------------
      Net cash used in investing activities......      (1,082,000)     (1,299,000)       (806,000)       (615,000)
                                                   --------------  --------------  --------------  --------------
Cash flows from financing activities:
  Repayment of long-term debt and capital lease
    obligations..................................      (2,699,000)     (1,911,000)     (1,815,000)       (392,000)
  Net transfers from Spice.......................       1,297,000       5,586,000       5,102,000       2,708,000
                                                   --------------  --------------  --------------  --------------
      Net cash (used in) provided by financing
        activities...............................      (1,402,000)      3,675,000       3,287,000       2,316,000
                                                   --------------  --------------  --------------  --------------
      Net decrease in cash and cash
        equivalents..............................        --              --              --              --
Cash and cash equivalents, beginning of period...        --              --              --              --
                                                   --------------  --------------  --------------  --------------
      Cash and cash equivalents, end of the
        period...................................  $     --        $     --        $     --        $     --
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
      Interest...................................  $    3,470,000  $    2,216,000  $    2,172,000  $       92,000
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------
      Income taxes...............................  $     --        $     --        $     --        $     --
                                                   --------------  --------------  --------------  --------------
                                                   --------------  --------------  --------------  --------------
Supplemental schedule of non-cash investing and
  financing activities:
  Capital lease obligations......................  $      498,000  $  (52,342,000) $  (52,342,000) $     --

   The accompanying notes are an integral part of these financial statements.

                                DIRECTRIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION.

    BACKGROUND. Directrix, Inc. (the "Company") is a Delaware corporation formed by Spice Entertainment Companies, Inc. ("Spice") in contemplation of the merger ("Merger") of Spice with a wholly-owned subsidiary of Playboy Enterprises, Inc. ("Playboy"). Prior to the closing ("Closing") of the Merger, Spice and the Company will enter into a Transfer and Redemption Agreement (the "Transfer Agreement") pursuant to which Spice will contribute to the Company, among other things, all of the assets and liabilities associated with Spice's master control and digital playback center (the "Operations Facility"), an option (the "EMI Option") to acquire all of the assets or capital stock of Emerald Media, Inc. ("EMI") and the rights to distribute the explicit version of certain of Spice's adult films in the domestic C-Band direct to home market ("DTH") and the Internet ("Library Rights").

    Spice will also assign other agreements and assets to the Company. (See Note 10.) Pursuant to the Transfer Agreement, the Company intends to enter into a separate transponder services agreement with Loral SpaceCom Corporation ("Loral") for services on three transponders which will replace a portion of Spice's agreement with Loral.

    BUSINESS. Management plans to use the Operations Facility and its transponder capacity to provide a complete range of technical and creative services required to create and distribute a television network over a variety of delivery methods including cable, direct broadcast satellite system ("DBS") and the Internet. The Company plans to offer uplink services through a third party vendor, playback services through its Operations Facility and transponder services, both analog and digitally compressed, through its agreement with Loral. The Company also plans to offer post-production services, including creation of interstitial and promotional segments, animation and graphics, quality control, library services for masters tapes and facilities, network operations and engineering services. There can be no assurances that the Company will be successful in marketing some or all of these services.

    Under the Transfer Agreement, Spice will assign to the Company its agreements with EMI. The Company will provide programming, playback and transponder services to EMI. EMI provides subscriber based and pay-per-view explicit adult programming distributed in the DTH market, operating four explicit DTH television networks.

    The Company has no operating history on a stand-alone basis. The Company has incurred significant losses for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998 on the basis of the presentation described below. The Company's ability to achieve and maintain profitability depends on its ability to attract and maintain customers for its services. The Company currently intends to rely on the business contacts and expertise of its management to develop new business.

    On July 21, 1998, the Company secured a $1.5 million revolving line of credit facility ("Credit Facility") to be provided by three directors of the Company. The Credit Facility will be used for general corporate purposes. (See
Note 10.) Management believes the Credit Facility and cash generated by operations will provide sufficient working capital to implement management's plans for the next 12 months. There can be no assurance, however, that the Company will successfully implement its plans.

BASIS OF PRESENTATION.

    The financial statements reflect the results of operations, financial position, changes in stockholder's equity and cash flows that were directly related to the Operations Facility, to the Emerald Media Option and the Library Rights that will be contributed to the Company by Spice as if the Company were a separate entity for all periods presented. The financial statements have been prepared using the historical basis in

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION. (CONTINUED) the assets and liabilities and historical results of operations related to the Company's business. Changes in stockholder's equity represents the net income
(loss) of the Company plus net cash transfers from Spice.

    The financial statements include allocations of certain Spice corporate headquarters assets, liabilities, revenues and expenses relating to the business that Spice will transfer to the Company. In addition, Spice will transfer the Library Rights to the Company, the value of which has been allocated based on the relative value of the rights to distribute the explicit versions of the adult films to the domestic DTH and Internet market to the value of all rights to the adult films held by Spice prior to the contribution of the Library Rights. Management believes this method of allocation is reasonable.

    Revenues were earned principally from services provided to two customers, EMI and Spice. (See Note 8.) EMI revenues were recorded based upon contractual amounts for playback and transponder services. Spice revenues relate to network operations, post-production services and technical services. These revenues have been recorded based on either (i) services provided to other non-related customers or (ii) the costs associated with the service plus an appropriate markup based on a reasonable assessment of a market-based charge. Management believes that the methods used to record revenues are reasonable.

    The liabilities of the Company include capital lease obligations and the amounts of debt and related interest expense associated with these liabilities assumed by the Company pursuant to the Merger Agreement.

    General corporate overhead related to Spice's corporate headquarters and common support divisions has been allocated to the Company based on the ratio of the Company's direct labor costs and expenses to Spice's direct labor costs and expenses. Management believes that these allocations are reasonable and are not materially different from the costs that the Company would have incurred for these services if the Company were a stand-alone entity. Subsequent to the Closing, the Company will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

    The financial information included herein may not necessarily reflect the results of operations, financial position, changes in stockholder's equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of accounts receivable, accounts payable and accrued expenses reflected in the financial statements approximate fair value because of the short maturity of these items. See Note 4 for a discussion of the fair value of the Company's capitalized lease obligations.

    CONCENTRATION OF CREDIT RISK. Financial instruments which subject the Company to concentrations of risk consist primarily of trade accounts receivables. Receivables arising from sales to customers are not

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED) collateralized and, as a result, management continuously monitors the financial condition of its customers to reduce the risk of loss. See Note 8.

    VALUATION OF LONG-TERM ASSETS. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during the year ended December 31, 1996. The statement requires that the Company recognize and measure impairment losses of long-lived assets, such as equipment and certain identifiable intangibles. The Company periodically assesses the possible impairment of its long-lived assets. The Company determined that no provision was necessary for the impairment of long-lived assets at December 31, 1996 and 1997 and at September 30, 1998.

    PROPERTY AND EQUIPMENT. Property and equipment, including major capital improvements, are recorded at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated useful lives of the related assets. Equipment leased under capital leases and leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Sales and retirements of depreciable property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property and equipment are reflected in results of operations.

    REVENUE RECOGNITION. Revenues from the sale of transponder, playback and other related services are recognized in the period the service is performed.

    AMORTIZATION OF LIBRARY OF MOVIES. The Company capitalizes the acquisition costs for the rights to movie titles purchased or licensed. The acquisition costs are amortized on a straight-line basis over the shorter of the useful life or the license period, ranging from one to five years. Amortization of library of movies was allocated to the Company using the same ratio used to allocate library of movies, as described in Note 1.

    UNAUDITED PRO FORMA INCOME (LOSS) PER SHARE. Historical earnings per share have not been presented because they would not be meaningful. Pro forma income
(loss) per share is calculated after giving effect to the distribution of the Company's Common Stock as described in Note 5. Net income (loss) per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes dilution and is computed by dividing income attributable to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the weighted-average common shares outstanding plus the potential dilutive effect of securities or contracts which are convertible to common shares, such as options and warrants. The warrants described in Notes 5 and 10 were excluded from the calculation of diluted earnings per share because their effect was anti-dilutive.

    INCOME TAXES. Since the Company was a division of Spice, it did not file separate income tax returns. The Company's operations were included in the income tax returns filed by Spice and its subsidiaries. For purposes of the financial statements, the Company was not allocated any income tax provision or benefit associated with the net losses based on the Company's past earnings history and use of NOL carryforwards.

    The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes, when required, are provided on the basis of the difference between the financial reporting and income tax bases of assets and liabilities at the statutory rates enacted for future periods.

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED)
    INTERIM REPORTING. The accompanying financial information as of March 31, 1998 and the nine months ended September 30, 1997 and 1998, including such information in the notes to financial statements, is unaudited. In the opinion of Management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of September 30, 1998 and the results of operations and cash flows for the nine months ended September 30, 1997 and 1998.

3. PROPERTY AND EQUIPMENT.

    Property and equipment consists of the following:

                                                  USEFUL LIVES    DECEMBER 31,  SEPTEMBER 30,
                                                    IN YEARS          1997          1998
                                                 ---------------  ------------  -------------
Equipment......................................         5          $6,519,000    $ 6,923,000
Furniture and Fixtures.........................         7             163,000        165,000
                                                  Life of lease
Leasehold Improvements.........................    or shorter       1,114,000      1,122,000
                                                 ---------------  ------------  -------------
                                                                    7,796,000      8,210,000
Less Accumulated Depreciation and
  Amortization.................................                     3,662,000      4,542,000
                                                                  ------------  -------------
                                                                   $4,134,000    $ 3,668,000
                                                                  ------------  -------------
                                                                  ------------  -------------

    A portion of the aforementioned equipment having a net book value of $1.3 million and $1.1 million is collateral for the equipment loans and capital leases at December 31, 1997 and September 30, 1998, respectively.

4. OBLIGATION UNDER CAPITAL LEASES.

    Minimum annual rentals under capital leases, are as follows:

YEARS ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1998............................................................................  $    638,000
1999............................................................................       563,000
2000............................................................................        37,000
                                                                                  ------------
Net minimum lease payments......................................................     1,238,000
Less amount representing interest...............................................       164,000
                                                                                  ------------
Present value of minimum lease obligations......................................     1,074,000
Current portion of lease obligations............................................       522,000
                                                                                  ------------
Long-term portion of lease obligations..........................................  $    552,000
                                                                                  ------------
                                                                                  ------------

        a. In 1995, Spice entered into a equipment lease agreement with IBM Credit Corporation ("ICC") which provided financing of $2,078,00 which the Company used to construct the Operations Facility. The equipment lease was accounted for as a capital lease. As a result of certain delays, changes in equipment requirements and other factors, the original lease agreement was superseded in the fourth quarter of 1996 by a new lease which requires 36 payments of approximately $37,000, commencing on February 1, 1997. The lease obligation at December 31, 1997 and 1996 was $794,000

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

4. OBLIGATION UNDER CAPITAL LEASES. (CONTINUED) and $1,083,000, respectively. Prior to the Closing, the Company will assume Spice's obligations under the equipment lease agreement and will operate the Operations Facility.

        b. On August 14, 1996, Spice entered into an equipment lease agreement with Vendor Capital Group ("VCG") for equipment with a cost of approximately $1.8 million: $0.5 million was attributable to Digicipher encoding equipment and approximately $1.3 million was attributable to 1,300 decoders. This lease was accounted for as a capital lease. This equipment enabled Spice to digitally compress its domestic television networks onto one transponder. Prior to the Closing, the equipment lease will be replaced with two leases: one between the Company and VCG, relating to the encoder which the Company will retain and another between VCG and Playboy, relating to the decoders. The lease obligation attributable to the encoder at December 31, 1997 and September 30, 1998 was $256,000 and $151,000, respectively.

5. CAPITAL STRUCTURE.

    The Company was incorporated on July 20, 1998 and has authorized capital of 25 million shares of common stock, $.01 par value per share (the "Common Stock"), and 2 million shares of preferred stock, $.01 par value per share. Spice will be the Company's sole stockholder prior to the Closing.

    In connection with the Merger, Spice will transfer approximately 2,075,000 shares of Common Stock to the Spice stockholders on the basis of 0.125 of one share of Common Stock in partial exchange for each share of Spice common stock owned prior to the Merger. Fractional shares will not be issued; any fractional share of Common Stock will be rounded up to one whole share.

    All Spice employee stock options outstanding on the Closing will be deemed to be exercised on that date. Holders of Spice employee stock options will be entitled to receive (in addition to the other consideration for the Merger less the exercise price) Common Stock on the basis of 0.125 of one share of Common Stock for each share of Spice common stock into which the Spice employee stock options were exercised on the Closing.

    Upon Closing, Spice will retain no interest in the Company and the stockholders of Spice will own all of the capital stock and other ownership interests of the Company.

6. EMPLOYEE STOCK OPTION PLAN.

    The Company adopted an employee stock option plan covering 200,000 shares of Common Stock on July 25, 1998. The Company's Board of Directors is expected to grant options covering 50,000 shares of Common Stock at the time of the Closing. It is anticipated that options granted under the plan will have an exercise price per share equal to the market price on the date of grant, with other terms to be determined by the Company's Board of Directors. The Company will be required to disclose in the footnotes of the financial statements the impact of the compensation expenses associated with options to be granted on a pro forma basis in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation."

    Prior to Closing, certain employees of the Company participated in Spice's Employee Stock Option Plans. Spice granted 886,500 and 1,235,918 options to Company employees under the various plans during fiscal 1997 and 1996, respectively. Spice accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options equaled the market price on the date of grant, no compensation expense was recognized for the options granted. Had compensation expense been recognized by Spice based upon the fair value of the stock options on the grant date under the

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

6. EMPLOYEE STOCK OPTION PLAN. (CONTINUED) methodology prescribed by SFAS No. 123, and allocated to the Company based on its proportionate share of total compensation, the Company's net loss for the year ended December 31, 1996 and 1997 would have been increased by $0.3 million and $0.2 million, respectively. See Note 5 for a discussion of the exercise of Spice employee stock options outstanding on the Closing.

7. COMMITMENTS AND CONTINGENCIES.

    LITIGATION. Spice was, from time to time, a party to litigation arising in the normal course of its business. The Company will not assume any liability for litigation to which Spice is currently a party. The Company may be, from time to time, a party to litigation arising in the normal course of business.

    EMPLOYMENT AGREEMENTS. The Company will enter into employment agreements with its Chief Executive Officer, President, Executive Vice President and Chief Financial Officer. The employment agreements will have terms and provisions substantially similar to the employment agreements between Spice and each of these officers.

    LEASES AND SERVICE CONTRACTS. The Company leases its office facilities, satellite transponders and uplink, and certain equipment. As of December 31, 1997, the aggregate minimum rental commitments under non-cancelable operating leases were approximately as follows:

                                                  OFFICE        SATELLITE
                                                FACILITIES     TRANSPONDER
YEARS ENDING DECEMBER 31,          TOTAL      AND EQUIPMENT    AND UPLINK
-----------------------------  -------------  --------------  -------------

1998.........................  $   6,700,000    $  160,000    $   6,540,000
1999.........................      6,680,000       140,000        6,540,000
2000.........................      6,410,000       145,000        6,265,000
2001.........................      6,389,000       149,000        6,240,000
2002.........................      6,385,000       145,000        6,240,000
Thereafter...................     11,502,000        62,000       11,440,000
                               -------------  --------------  -------------
      Total..................  $  44,066,000    $  801,000    $  43,265,000
                               -------------  --------------  -------------
                               -------------  --------------  -------------

    Total expense under operating leases amounted to $5,108,000 for the year ended December 31, 1997 and $4,869,000 for the nine months ended September 30, 1998.

    Effective December 1995, Spice entered into a Skynet Transponder Services Agreement (the "Transponder Agreement") with AT&T Corp. ("AT&T"). The Transponder Agreement provides for services on five transponders on the AT&T satellite Telstar 402R for a monthly payment of $635,000. Two of the transponders were protected and three were pre-emptible. (Transponder services on a protected transponder will not be interrupted in the event of a transponder or satellite failure.) The original term of the Transponder Agreement was for the useful life of the satellite's geo-stationary orbit, estimated to be twelve years.

    On January 11, 1997, as a result of AT&T losing contact with and declaring Telstar 401 permanently out of service, AT&T pre-empted one of Spice's pre-emptible transponders and transferred it to another AT&T customer. On March 31, 1997, Spice and Loral (which acquired AT&T's satellite business) amended the Transponder Agreement and shortened the term by approximately four years. In consideration of the amendment, Spice granted Loral the right to pre-empt one of the Company's transponders after

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES. (CONTINUED)
September 1, 1997. As a result of the amendment, the Transponder Agreement has been classified as an operating lease commencing on March 31, 1997. As a result of the two events described above, a non-recurring gain of approximately $2.3 million was realized in 1997.

    As a result of the Transponder Agreement being classified as a capital lease until March 31, 1997, the transponder payments totaling approximately $1.6 million and $7.6 million for 1997 and 1996, were reported as a reduction of capital lease obligations. Had the Transponder Agreement been classified as an operating lease from its inception, the Company would have reported additional satellite expenses of approximately $1.6 million and $7.6 million in 1997 and 1996. In addition, the Company would have reported a decrease in depreciation of $1.0 million and $5.3 million and a decrease in interest expense of $0.9 million and $5.0 million for the years ended December 31, 1997 and 1996, respectively.

    Prior to the Closing, the Transponder Agreement will be replaced with two agreements: the Company will enter into an agreement with Loral for services on three transponders, one protected and two pre-emptible, and Spice will enter into an agreement for one protected transponder.

8. SIGNIFICANT CUSTOMERS.

    EMI. On September 1, 1996, pursuant to short-term agreements, the Company began providing transponder services bundled with playback, programming and other related services to EMI. EMI currently owns and operates four premium television networks featuring explicit version adult movies which are distributed to the domestic DTH market. EMI also granted the Company an option to acquire its stock or business for $755,000 ("EMI Option"). The Company currently provides transponder services for three of EMI's networks and playback and other services for four of EMI's networks from the Operations Facility. The agreements with EMI expire on December 31, 1998. Prior to the expiration of the agreements, either party may request a one year renewal subject to the other party's right to require termination at the end of the then current term.

    The Company recognized revenues from EMI of approximately $0.3 million and $4.7 million for the years ended December 31, 1996 and 1997, respectively, and $3.4 million and $2.9 million for the nine months ended September 30, 1997 and 1998, respectively. At December 31, 1997 and September 30, 1998, the Company has a net trade receivable from EMI of $755,000.

    SPICE. The Company recognized revenue from Spice of approximately $9.9 million and $5.4 million for the years ended December 31, 1996 and 1997, respectively, and $4.3 million and $4.0 million for the nine months ended September 30, 1997 and 1998, respectively. Revenues were related to the playback of the Spice networks from the Company's Operations Facility commencing in February 1997 as well as the transmission to and use of the Company's transponders.

    The Company expects that a significant portion of its future revenues will continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially adversely affect the Company's operating results.

9. RETIREMENT PLAN.

    Prior to the Closing, certain of the Company's employees participated in Spice's 401(k) retirement plan. The Company plans to adopt a 401(k) retirement plan on the Closing which will be substantially the same as the 401(k) plan maintained by Spice prior to the Merger. The plan will allow employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The plan will provide for

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

9. RETIREMENT PLAN. (CONTINUED)
discretionary matching of employee contributions by the Company. On the Closing, Company employees who were participants in the Spice 401(k) retirement plan will have the option of rolling over their account balances to the Company's 401(k) retirement plan.

10. SUBSEQUENT EVENTS.

    REVOLVING LOAN COMMITMENT. On July 21, 1998, the Chairman of the Board and Chief Executive Officer, the President and a Director of the Company (the "Lenders") agreed to provide the Company a revolving credit facility ("Credit Facility") to be used for general corporate purposes. The Credit Facility will be in the maximum principal amount of $1.5 million and will terminate two years after the date of the Closing. The initial advance will be available on the Closing. Advances under the Credit Facility will accrue interest daily at the rate of 11% per annum and interest will be payable monthly. In consideration of the Lenders providing the Credit Facility, the Company will grant the Lenders an aggregate of 45,000 warrants which will have an exercise price of $.01 per share and will be exercisable for 10 years following the date of the Closing. The fair value of the warrants will be treated as additional interest expense over the term of the Credit Facility.

    TRANSFER AND REDEMPTION AGREEMENT. As a condition to the Merger, Spice and the Company will enter into a Transfer Agreement and certain related agreements, pursuant to which Spice will contribute certain assets to the Company in exchange for the assumption of certain related liabilities and the issuance of Common Stock. In connection with the Merger, Spice will transfer the Common Stock to the stockholders of Spice as part of the consideration for the Merger. The Transfer Agreement, certain agreements related to or contemplated by the Transfer Agreement, and other agreements to be entered into in connection with the Merger are summarized below.

    Pursuant to the terms of the Transfer Agreement, immediately prior to the Share Transfer, Spice will contribute certain assets to the Company, including
(a) all of the equipment and facilities relating to the Operations Facility, (b) the EMI Option and (c) certain rights to Spice's library of adult films to be granted to the Company under the Explicit Rights Agreements and the Owned Rights Agreement. The Company currently has no intent to exercise the EMI Option.

    In connection with the contribution, the Company will issue to Spice the Common Stock and will assume certain liabilities (the "Assumed Liabilities"), subject to the indemnification obligations of Spice described below. The Assumed Liabilities include (a) all of the liabilities relating to EMI, (b) all of the liabilities relating to or arising from the Operations Facility, but only to the extent they arise after consummation of the Merger, and (c) those liabilities and obligations arising out of the assets being transferred to the Company. The Transfer Agreement provides, among other things, that the Company will indemnify Spice for the Assumed Liabilities.

    The Company and Spice will enter into an Explicit Rights Agreement with each licensor which licenses adult films to Spice, excluding the films licensed by Spice's international subsidiaries, subject to the consent of such licensor. Pursuant to each Explicit Rights Agreement, Spice will assign to the Company certain broadcast and transmission rights in and to the films licensed by each such licensor. Spice will remain responsible for the payment of license fees. In addition, the Company and Spice will enter into the Owned Rights Agreement pursuant to which Spice will assign to the Company certain broadcast and transmission rights in and to Spice's existing library of owned adult films.

                                DIRECTRIX, INC.

       (INFORMATION RELATING TO SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

10. SUBSEQUENT EVENTS. (CONTINUED)
    In connection with the Merger, Playboy and the Company will enter into a Satellite Services Agreement, pursuant to which the Company will provide playback, uplink and compressed transponder services for at least two networks. In addition, the Company and Califa Entertainment Group, Inc. will enter into a Satellite Services Agreement, pursuant to which the Company will provide playback, uplink and compressed transponder services for one network.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE DISTRIBUTION OF COMMON STOCK COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

Prospectus Summary.............................          2
Risk Factors...................................          7
The Contribution and the Share Transfer........         16
Arrangements After the Merger..................         26
Dividend Policy................................         29
Selected Historical Financial Information......         30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         31
Business.......................................         37
Management.....................................         45
Certain Transactions...........................         51
Principal Stockholders of the Company..........         52
Description of Securities......................         54
Legal Matters..................................         56
Experts........................................         56
Additional Information.........................         56
Index to Financial Statements..................        F-1


    UNTIL DECEMBER 26, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,074,785 SHARES

                                DIRECTRIX, INC.

                                     [LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                DECEMBER 1, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article ELEVENTH of the Registrant's Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

    Article TENTH of the Registrant's Certificate of Incorporation provides that the Registrant shall to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under such law. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Article TENTH of the Registrant's Certificate of Incorporation also provides that the Corporation shall advance expenses to the fullest extent permitted by the Delaware General Corporation Law.

    Article TENTH of the Registrant's Certificate of Incorporation further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any By-Law, arrangement, vote of stockholders or disinterested directors or otherwise.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made by a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    As of the Closing Date, the Company will have obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable in connection with the Share Transfer. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration fee...............................................  $   6,121
Printing and engraving expenses....................................     61,500
Legal fees and expenses............................................    500,000
Accounting fees and expenses.......................................    350,000
Blue Sky fees and expenses (including legal fees)..................     15,000
Transfer agent and registrar fees and expenses.....................      5,000
Miscellaneous......................................................     22,379
                                                                     ---------
    Total..........................................................    960,000
                                                                     ---------
                                                                     ---------

    The Registrant will bear all expenses shown above.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 27. EXHIBITS.


EXHIBIT NO                                                           DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------

       2.1      --      Form of Transfer and Redemption Agreement between Directrix, Inc. (the "Registrant") and Spice
                        Entertainment Companies, Inc. ("Spice").*
       3.1      --      Certificate of Incorporation of the Registrant.*
       3.2      --      By-Laws of the Registrant.*
       4.1      --      Form of certificate representing shares of the Registrant's Common Stock.*
       5.1      --      Opinion of Kramer Levin Naftalis & Frankel LLP as to legality of securities being offered.*
      10.1      --      Form of Satellite Services Agreement between the Registrant and Playboy Entertainment Group, Inc.*
      10.2      --      Form of Explicit Rights Agreement between the Registrant and Spice.*
      10.3      --      Form of Owned Rights Agreement between the Registrant and Spice.*
      10.4      --      Form of Non-Competition Agreement between the Registrant and New Playboy, Inc.*
      10.5      --      Form of Satellite Services Agreement between the Registrant and Califa Entertainment Group, Inc.*
      10.6      --      Form of Non-Competition Agreement between the Registrant and Califa Entertainment Group, Inc.*
      10.7      --      Form of Employment Agreement between the Registrant and J. Roger Faherty.*
      10.8      --      Form of Employment Agreement between the Registrant and Donald McDonald.*
      10.9      --      Form of Employment Agreement between the Registrant and John Sharpe.*
     10.10      --      Form of Employment Agreement between the Registrant and Richard Kirby.*
     10.11      --      1998 Stock Incentive Plan of the Registrant.*
     10.12      --      1998 Stock Incentive Plan for Outside Directors of the Registrant.*
     10.13      --      Commitment Letter Agreement dated July 20, 1998 among the Registrant, J. Roger Faherty, Leland Nolan and Donald McDonald.*
     10.14      --      Form of Loan and Security Agreement among the Registrant, J. Roger Faherty, Leland Nolan and Donald
                        McDonald.*
      23.1      --      Consent of Grant Thornton LLP.
      23.2      --      Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1).*
      24.1      --      Power of Attorney (see page II-5).*
      27.1      --      Financial Data Schedule.*


------------------------

*   Previously filed.

ITEM 28. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to provisions described in Item 24 above, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on December 1, 1998.


                                DIRECTRIX, INC.

                                By:             /s/ J. ROGER FAHERTY
                                     -----------------------------------------
                                                  J. Roger Faherty
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                      SIGNATURES                                    TITLE(S)                        DATE
------------------------------------------------------  ---------------------------------  ----------------------

                 /s/ J. ROGER FAHERTY                   Chairman of the Board and Chief
     -------------------------------------------          Executive Officer (Principal        December 1, 1998
                   J. Roger Faherty                       Executive Officer)

                          *
     -------------------------------------------        President and Director                December 1, 1998
                  Donald J. McDonald

                                                        Vice President, Chief Financial
                          *                               Officer and Treasurer
     -------------------------------------------          (Principal Financial and            December 1, 1998
                    John R. Sharpe                        Accounting Officer)

                          *
     -------------------------------------------        Director                              December 1, 1998
                    Richard Cohen

                          *
     -------------------------------------------        Director                              December 1, 1998
                    Rudy R. Miller

                          *
     -------------------------------------------        Director                              December 1, 1998
                   Leland H. Nolan


*   Executed by J. Roger Faherty by power of attorney

                                 EXHIBIT INDEX


EXHIBIT NO.                                                          DESCRIPTION
-------------             -------------------------------------------------------------------------------------------------

        2.1           --  Form of Transfer and Redemption Agreement between Directrix, Inc. (the "Registrant") and Spice
                          Entertainment Companies, Inc. ("Spice").*

        3.1           --  Certificate of Incorporation of the Registrant.*

        3.2           --  By-Laws of the Registrant.*

        4.1           --  Form of certificate representing shares of the Registrant's Common Stock.*

        5.1           --  Opinion of Kramer Levin Naftalis & Frankel LLP as to legality of securities being offered.*

       10.1           --  Form of Satellite Services Agreement between the Registrant and Playboy Entertainment Group,
                          Inc.*

       10.2           --  Form of Explicit Rights Agreement between the Registrant and Spice.*

       10.3           --  Form of Owned Rights Agreement between the Registrant and Spice.*

       10.4           --  Form of Non-Competition Agreement between the Registrant and New Playboy, Inc.*

       10.5           --  Form of Satellite Services Agreement between the Registrant and Califa Entertainment Group, Inc.*

       10.6           --  Form of Non-Competition Agreement between the Registrant and Califa Entertainment Group, Inc.*

       10.7           --  Form of Employment Agreement between the Registrant and J. Roger Faherty.*

       10.8           --  Form of Employment Agreement between the Registrant and Donald McDonald.*

       10.9           --  Form of Employment Agreement between the Registrant and John Sharpe.*

      10.10           --  Form of Employment Agreement between the Registrant and Richard Kirby.*

      10.11           --  1998 Stock Incentive Plan of the Registrant.*

      10.12           --  1998 Stock Incentive Plan for Outside Directors of the Registrant.*

      10.13           --  Commitment Letter Agreement dated July 20, 1998 among the Registrant, J. Roger Faherty, Leland
                          Nolan and Donald McDonald.*

      10.14           --  Form of Loan and Security Agreement among the Registrant, J. Roger Faherty, Leland Nolan and
                          Donald McDonald.*

       23.1           --  Consent of Grant Thornton LLP.

       23.2           --  Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1).*

       24.1           --  Power of Attorney (see page II-5).*

       27.1           --  Financial Data Schedule.*


------------------------

*   Previously filed.